                            SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         STORAGE TECHNOLOGY CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials:

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement no.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               [STORAGETEK LOGO]

April 5, 1999

Dear StorageTek Stockholder:

     I am pleased to invite you to attend the 1999 Annual Meeting of Stockholders of Storage Technology Corporation to be held at 10:00 a.m., CDT, on Thursday, May 20, 1999, at the Minneapolis Hilton and Towers, in Minneapolis, Minnesota.

     The Annual Meeting will begin with a formal business session during which stockholders will vote on the proposals identified and described in the enclosed Notice of Annual Meeting and Proxy Statement. Following this, I plan to present a report on our accomplishments during the last year and our plans for the remainder of 1999. I will also be available to answer questions from the floor.

     Your vote is important. Whether or not you plan to attend the Annual Meeting, I encourage you to promptly follow the easy voting instructions on the enclosed proxy card to vote over the Internet or by telephone, or sign, date and return the proxy card in the enclosed postage-paid envelope.

     Thank you for your continued interest in StorageTek.

                                            Sincerely,
                                            /S/DAVID E. WEISS

                                            David E. Weiss
                                            Chairman, President and
                                            Chief Executive Officer

                                STORAGETEK LOGO

                         STORAGE TECHNOLOGY CORPORATION
                              One StorageTek Drive
                        Louisville, Colorado 80028-0001

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1999

To the Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders of Storage Technology Corporation ("StorageTek" or the "Company"), a Delaware corporation, will be held on Thursday, May 20, 1999, at 10:00 a.m., CDT, at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, for the following purposes:

     1. To elect 10 Directors;

     2. To amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 to 300,000,000 shares;

     3. To amend the Company's 1995 Equity Participation Plan, as amended, to reserve an additional 4,750,000 shares of Common Stock for issuance thereunder;

     4. To approve the terms of a performance-based incentive plan;

     5. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year;

     6. To consider a stockholder proposal; and

     7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of Common Stock of record at the close of business on March 26, 1999, will be entitled to notice of and to vote at the meeting and any adjournment thereof. The stock transfer books of the Company will remain open.

     WE INVITE EACH OF YOU TO ATTEND THE MEETING. IF YOU CANNOT ATTEND, PLEASE CAST YOUR VOTE OVER THE INTERNET OR BY TELEPHONE, OR MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED. NO STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Lizbeth J. Stenmark
                                            Secretary

Louisville, Colorado
April 5, 1999

                             YOUR VOTE IS IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. PLEASE USE THE INTERNET VOTING INSTRUCTIONS, OR TOLL-FREE TELEPHONE NUMBER, OR MARK, SIGN, DATE AND RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED.

                         STORAGE TECHNOLOGY CORPORATION

                                PROXY STATEMENT

                                                                   April 5, 1999

                               PROCEDURAL MATTERS

     THIS PROXY STATEMENT IS FURNISHED TO THE STOCKHOLDERS OF STORAGE TECHNOLOGY CORPORATION ("STORAGETEK" OR THE "COMPANY") IN CONNECTION WITH THE SOLICITATION OF PROXIES BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS" OR "BOARD") TO BE VOTED AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 20, 1999, AT 10:00 A.M., CDT, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Stockholders of record of Common Stock of the Company at the close of business on March 26, 1999 (the "Record Date"), will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. The Annual Meeting will be held at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota 55403.

     This Proxy Statement and the enclosed 1998 Summary Annual Report to Stockholders, Annual Report on Form 10-K for the year-ended December 25, 1998, and proxy card are first being mailed to the stockholders beginning on or about April 5, 1999.

VOTING REQUIREMENTS

     Proxies received prior to the meeting will be voted in accordance with the instructions contained in the Internet or telephone instructions or the proxy card. If no instructions are given with respect to a matter, shares will be voted in accordance with the recommendation of the Board of Directors set forth in this Proxy Statement and, at the appointed proxies' discretion, upon such other matters that may properly come before the meeting.

VOTING PROCEDURES

     Stockholders of record can vote their shares by accessing the Internet address or by calling the toll-free telephone number listed in the voting instructions attached to the proxy card, or by completing and returning the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number. The Internet and telephone voting procedures allow stockholders of record to vote their shares and to confirm that their instructions have been properly recorded. If your shares of Common Stock are held in the name of a bank or broker, you may be able to vote over the Internet or by telephone. Follow the instructions in the proxy materials you receive from your bank or broker if Internet and telephone voting are offered.

     Proxies may be revoked at any time prior to the exercise of the powers conferred thereby, by giving written notice of revocation to the Secretary of the Company, or by submitting another valid proxy bearing a later date to the Company or its transfer agent, or by voting in person at the Annual Meeting. Beneficial owners wishing to vote at the Annual Meeting who are not stockholders of record on the Company's books (e.g., persons holding stock in a street name) must bring to the meeting a Power of Attorney or proxy in their favor signed by the holder of record in order to be able to vote.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, further solicitation may be made by certain directors, officers and other employees of the Company by mail or other means of communication for which no additional compensation will be paid. As of this date, the Company plans to retain an outside firm to solicit proxies. If, after the mailing of this Proxy Statement and prior to the Annual Meeting, the Company retains an outside firm to solicit proxies, the Company will pay the cost of soliciting proxies, which the Company estimates will approximate $10,000, plus certain out-of-pocket expenses. In addition, the Company will also reimburse intermediaries for their expenses in forwarding solicitation materials to beneficial owners.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The quorum required for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date (excluding treasury stock). All shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter will count for purposes of establishing a quorum and will be treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a matter (other than the election of Directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the matter.

     The term "broker non-vote" refers to shares held by a broker in street name that are present by proxy, but that are not voted on a matter pursuant to rules prohibiting brokers from voting on certain matters, without instructions from the beneficial owners of the shares. The Company intends to count broker non-votes for purposes of determining the presence or absence of a quorum for the transaction of business, but not to consider broker non-votes as Votes Cast with respect to a particular matter as to which the broker has expressly not voted. Accordingly, broker non-votes will have no effect upon the outcome of voting on the election of directors, the amendment to the 1995 Equity Participation Plan, the approval of the terms of the performance-based incentive plan, ratification of the Company's independent accountants, or the stockholder proposal described herein (the "Stockholder Proposal"). In the case of the proposed amendment to the Company's Restated Certificate of Incorporation, a broker non-vote will have the effect of a vote against the matter.

     Based upon New York Stock Exchange rules, the Company believes that all of management's proposals are considered "discretionary" and, accordingly, brokerage firms may vote shares held for the beneficial owners if no voting instructions have been furnished by such beneficial owners within 10 days prior to the Annual Meeting. The Stockholder Proposal is not considered discretionary and brokerage firms may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

     The vote required for the election of directors is a plurality of the votes of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote. The affirmative vote of a majority of the outstanding shares of Common Stock, as of the Record Date, is required for the adoption of the proposed amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock as described herein. The vote required for the approval of the other proposals described herein, including the amendment to the 1995 Equity Participation Plan; the terms of the performance-based incentive plan; the ratification of the Company's independent accountants; the Stockholder Proposal; and all other matters is the affirmative vote of a majority of the shares of the Votes Cast.

STOCK SPLIT

     On May 21, 1998, the Board of Directors declared a 2-for-1 stock split effected in the form of a 100% dividend. The dividend of one share of Common Stock for each share outstanding on June 26, 1998, was paid to holders of record of StorageTek Common Stock on June 5, 1998. Unless otherwise indicated, the information in this Proxy Statement regarding StorageTek Common Stock, and stock options, Common Stock equivalents and restricted stock, has been adjusted to reflect the effect of this stock split.

ANNUAL REPORT

     This Proxy Statement is accompanied by the Company's 1998 Summary Annual Report to Stockholders (the "Annual Report") and the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 1998 (the "Form 10-K"). Stockholders are referred to the Form 10-K for information concerning the Company's business and operations, but the Annual Report and Form 10-K are not part of the proxy solicitation materials. CERTAIN OTHER INFORMATION ABOUT THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST. PLEASE CONTACT INVESTOR RELATIONS, STORAGE TECHNOLOGY CORPORATION, ONE STORAGETEK DRIVE, LOUISVILLE, COLORADO 80028-4315, TELEPHONE 1 (800) 785-2217, E-MAIL ASK_STK@STORAGETEK.COM, IF YOU WOULD LIKE
TO REQUEST SUCH ADDITIONAL INFORMATION. THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES ARE LOCATED AT ONE STORAGETEK DRIVE, LOUISVILLE, COLORADO 80028, TELEPHONE (303) 673-5151.

                        VOTING SECURITIES OF THE COMPANY

     On the Record Date for the Annual Meeting, March 26, 1999, the Company had
issued, outstanding and entitled to vote [          ] shares of its common
stock, $.10 par value per share ("Common Stock"). Holders of shares of the Common Stock on the Record Date are entitled to vote at the Annual Meeting and at all adjournments or postponements thereof. Each holder of shares of the Common Stock is entitled to one vote for each share. In the election of Directors, such holder has the right to vote the number of shares owned for as many persons as there are Directors to be elected. There is no cumulative voting in the election of Directors.

SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of the Company's Common Stock as of the Record Date: (i) by all persons known by the Company to be beneficial owners of more than 5% of the voting power of the Company's outstanding Common Stock based on information obtained from Schedule 13D and 13G filings received prior to the Record Date; (ii) by each current Director and management's additional nominee for Director; (iii) by each executive officer listed in the Summary Compensation Table under the heading "COMPENSATION OF EXECUTIVE OFFICERS" (the "Named Executive Officers"); and (iv) by all current Directors and executive officers as a group.

                                                                                     PERCENT
                                                              AMOUNT AND NATURE        OF
NAME AND ADDRESS OF BENEFICIAL OWNER                           OF OWNERSHIP(1)        CLASS
------------------------------------                          -----------------      -------
Capital Research and Management Company.....................      10,570,000(2)      [10.60%]
  333 South Hope Street
  Los Angeles, CA 90071
Legg Mason, Inc.............................................      10,454,104(3)      [10.48%]
  100 Light Street
  Baltimore, MD 21202
The Guardian Life Insurance Company of America..............       5,180,400(4)      [5.18%]
  201 Park Avenue South
  New York, NY 10003
David E. Weiss..............................................         732,511(5)        *
Victor M. Perez.............................................          40,085(6)        *
Donald B. Davis.............................................          31,093(7)        *
Jean Reiczyk................................................           5,344(8)        *
Bruce Taafe.................................................           2,386           *
L. Thomas Gooch.............................................          24,812(9)        *
David E. Lacey..............................................          32,075(10)       *
James R. Adams..............................................           2,500(11)       *
William L. Armstrong........................................         [29,796](12)      *
J. Harold Chandler..........................................         [20,272](13)      *
Maurice F. Holmes...........................................          [6,271](14)      *
William R. Hoover...........................................         [36,738](15)      *
Stephen J. Keane............................................          60,735(16)       *
William T. Kerr.............................................         [11,892](17)      *
Robert E. La Blanc..........................................          86,060(18)       *
Robert E. Lee...............................................         [39,026](19)      *
Harrison Shull..............................................         [91,954](20)      *
Richard C. Steadman.........................................          96,302(21)       *
All current Directors and executive officers (20 persons) as
  a group...................................................      [1,314,715](22)    [1.31%]

---------------

  *  Less than 1% of the class.

 (1) Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares shown as beneficially owned by them. The number of shares reported as beneficially owned by Directors and executive officers include stock options that are exercisable within 60 days of the Record Date and Common Stock equivalents that will be settled in shares of Common Stock, as disclosed in the footnotes. Share ownership by greater than 5% holders is based upon the respective Schedule 13G filings, which reflect ownership as of December 31, 1998.

 (2) This information has been derived from a Schedule 13G filed with the Securities and Exchange Commission. Represents shares that are beneficially held by Capital Research and Management Company, a registered investment advisor, for its clients. Capital Research and Management Company has sole dispositive power with respect to these shares.

 (3) This information has been derived from a Schedule 13G filed with the Securities and Exchange Commission. Represents shares that are beneficially owned by Legg Mason, Inc., a parent holding company, and held by the following persons: (i) 6,225,000 shares (6.9%) are held by Legg Mason Value Trust, Inc., with Legg Mason Fund Adviser, Inc. (LMFA) having sole dispositive power for the shares; (ii) Legg Mason American Leading Companies Trust; (iii) Legg Mason Special Investment Trust; (iv) LM Institutional Portfolio, with LMFA having sole dispositive power; and (v) by various clients of Legg Mason Wood Walker, Inc., Legg Mason Capital Management, Inc., and Legg Mason Trust Company, each having sole dispositive power. Legg Mason, Inc. has sole voting and dispositive power for 8,419,649 shares, and shared voting and dispositive power for 2,034,455 shares.

 (4) This information has been derived from a Schedule 13G filed with the Securities and Exchange Commission. Represents shares owned by The Guardian Life Insurance Company of America, an insurance company, and includes shares held by the following persons: (i) Guardian Investor Services Corporation (GISC), a registered investment advisor; (ii) the Guardian Park Ave. Fund; (iii) the Guardian Stock Fund, Inc.; and (iv) the Guardian Asset Allocation Fund, none of which individually owns more than 5% of the outstanding Common Stock. The Guardian Life Insurance Company of America has sole voting and dispositive power over 1,280,000 shares, and shared voting and dispositive power over 402,400 shares; and GISC has shared voting and dispositive power over 3,498,000 shares.

 (5) Includes 703,207 shares of Common Stock issuable upon exercise of options held by Mr. Weiss, which options are exercisable within 60 days of the Record Date.

 (6) Includes 25,941 shares of Common Stock issuable upon exercise of options held by Mr. Perez, which options are exercisable within 60 days of the Record Date.

 (7) Includes 22,553 shares of Common Stock issuable upon exercise of options held by Mr. Davis, which options are exercisable within 60 days of the Record Date. Mr. Davis resigned as an executive officer of the Company effective as of December 31, 1998, and remains an employee of the Company.

 (8) Includes 2,844 shares of Common Stock issuable upon exercise of options held by Mr. Reiczyk, which options are exercisable within 60 days of the Record Date.

 (9) Mr. Gooch resigned as an executive officer of the Company effective as of February 28, 1998.

(10) Mr. Lacey resigned as an executive officer of the Company on December 18, 1998.

(11) Mr. Adams has been nominated to stand for election as a Director for the first time at the Annual Meeting.

(12) Includes (i) 24,000 shares of Common Stock issuable upon exercise of options held by Mr. Armstrong, which options are exercisable within 60 days of the Record Date, and (ii) [1,796] Common Stock equivalents, which will be settled in shares of Common Stock upon Mr. Armstrong's resignation or other termination from the Board.

(13) Includes (i) 16,666 shares of Common Stock issuable upon exercise of options held by Mr. Chandler, which options are exercisable within 60 days of the Record Date, and (ii) [1,606] Common Stock equivalents, which will be settled in shares of Common Stock upon Mr. Chandler's resignation or other termination from the Board.

(14) Mr. Holmes was elected to the Board of Directors on September 24, 1998, and has been nominated to stand for re-election at the Annual Meeting. Includes 5,000 shares of Common Stock issuable upon exercise of options held by Mr. Holmes, which options are exercisable within 60 days of the Record Date.

(15) Includes (i) 30,000 shares of Common Stock issuable upon exercise of options held by Mr. Hoover, which options are exercisable within 60 days of the Record Date, and (ii) [1,738] Common Stock equivalents, which will be settled in shares of Common Stock upon Mr. Hoover's resignation or other termination from the Board.

(16) Mr. Keane currently serves as a Director, but is not standing for re-election at the Annual Meeting. Includes 43,904 shares of Common Stock issuable upon exercise of options held by Mr. Keane, which options are exercisable within 60 days of the Record Date.

(17) Includes 10,000 shares of Common Stock issuable upon exercise of options held by Mr. Kerr, which options are exercisable within 60 days of the Record Date, and (ii) [692] Common Stock equivalents, which will be settled in shares of Common Stock upon Mr. Kerr's resignation or other termination from the Board.

(18) Includes 76,000 shares of Common Stock issuable upon exercise of options held by Mr. La Blanc, which options are exercisable within 60 days of the Record Date.

(19) Includes (i) 36,000 shares of Common Stock issuable upon exercise of options held by Mr. Lee, which options are exercisable within 60 days of the Record Date, and (ii) [858] Common Stock equivalents, which will be settled in shares of Common Stock upon Mr. Lee's resignation or other termination from the Board.

(20) Mr. Shull currently serves as a Director, but is not standing for re-election at the Annual Meeting. Includes (i) 56,000 shares of Common Stock issuable upon exercise of options held by Mr. Shull, which options are exercisable within 60 days of the Record Date, and (ii) [1,772] Common Stock equivalents, which will be settled in shares of Common Stock one year after Mr. Shull's resignation or other termination from the Board.

(21) Includes (i) 81,000 shares of Common Stock issuable upon exercise of options held by Mr. Steadman, which options are exercisable within 60 days of the Record Date, and (ii) 898 Common Stock equivalents, which will be settled in shares of Common Stock one year after Mr. Steadman's resignation or other termination from the Board.

(22) Includes (i) [1,144,358] shares of Common Stock issuable upon exercise of options within 60 days of the Record Date held by 11 current Directors and 6 of the 9 current non-Director executive officers, and (ii) [9,360] shares of Common Stock to be issued upon the settlement of Common Stock equivalents held by [7] current Directors.

                                  PROPOSAL 1.
                             ELECTION OF DIRECTORS

     At the Annual Meeting, 10 Directors are to be elected to serve until the next Annual Meeting or until their respective successors will be elected and qualified. Management's nominees include all of the persons who currently serve as Directors, including Maurice F. Holmes, whom the Board appointed to serve as a Director in September 1998, but do not include current Directors Keane and Shull, who have each reached the recommended retirement age and are not standing for re-election. In addition, management has nominated James R. Adams to stand for election as a Director for the first time at this year's Annual Meeting. The 10 nominees are set forth below. It is intended that the accompanying proxy if furnished, unless contrary instructions are given, will be voted in favor of each of the 10 nominees listed below. The 10 nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as Directors. Votes withheld from any Director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will have no other effect on the outcome of the vote on the election of Directors.

     If, at the time of the meeting, one or more of the nominees have become unavailable to serve, any shares represented by a proxy in the accompanying form will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors. The Board of Directors knows of no reason why any of the 10 nominees will be unavailable or unable to serve. The names of each of the 10 nominees and certain other information is set forth below:

JAMES R. ADAMS; AGE 59; FORMER CHAIRMAN, TEXAS INSTRUMENTS INCORPORATED

     Mr. Adams has been nominated to fill a directorship resulting from a Director not standing for re-election. Mr. Adams is retired. From July 1996 to April 1998, he served as Chairman of Texas Instruments Incorporated, a high-technology company. From August 1995 to June 1996, he was a private investor. Prior to that time, from 1992 to August 1995, he served as Group President, SBC Communications Inc., a communications company, and from 1988 to 1992, he served as President and Chief Executive Officer of Southwestern Bell Telephone Company. Mr. Adams serves as a director of Texas Instruments.

WILLIAM L. ARMSTRONG; AGE 62; CHAIRMAN, CHERRY CREEK MORTGAGE COMPANY

     Mr. Armstrong has been a Director since 1991. He has served as Chairman of Cherry Creek Mortgage Company, a mortgage company, since 1991; Chairman of El Paso Mortgage Company since 1993; Chairman of Centennial State Mortgage Company and Frontier Real Estate, Inc. since 1994; and Chairman of Transland Financial Services, Inc. since 1996. Mr. Armstrong served as a United States Senator for the State of Colorado from 1979 to 1991. Mr. Armstrong serves as a director of Provident Companies, Inc. and Helmerich & Payne, Inc.

J. HAROLD CHANDLER; AGE 49; CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, PROVIDENT COMPANIES, INC.

     Mr. Chandler has been a Director since 1997. Mr. Chandler became Chairman in 1996, and President and Chief Executive Officer in 1993 of Provident Companies, Inc., a holding company of insurance subsidiaries that provides disability, life and related coverage to both individuals and to the employee benefits marketplace. From 1991 to 1993, Mr. Chandler served as President of the Mid-Atlantic Banking Group of NationsBank Corporation. Mr. Chandler serves as a director of Provident Companies, Inc.; AmSouth Bancorporation; and Herman Miller, Inc.

MAURICE F. HOLMES; AGE 55; PROFESSOR, PRACTICE OF ENGINEERING SYSTEMS AND MANAGEMENT, MASSACHUSETTS INSTITUTE OF TECHNOLOGY

     Mr. Holmes was appointed by the Board to serve as a director in September 1998. Since January 1, 1999, Mr. Holmes has served as The Professor of the Practice of Engineering Systems and Management at the Massachusetts Institute of Technology, a private university. From 1996 to 1998, Mr. Holmes served as a Corporate Vice President and the Chief Engineer of Xerox Corporation. From 1992 to 1995, Mr. Holmes served as Corporate Vice President and President of the Office Document Systems Division of Xerox Corporation. Mr. Holmes joined Xerox Corporation in 1972 and served in various capacities between 1972 and 1992. Mr. Holmes serves as a director of Frontier Telephone Company of Rochester, New York.

WILLIAM R. HOOVER; AGE 69; CHAIRMAN OF EXECUTIVE COMMITTEE, COMPUTER SCIENCES CORPORATION

     Mr. Hoover has been a Director since 1995. He has served as Chairman of the Executive Committee of the Board of Directors of Computer Sciences Corporation, a provider of information technology services, since 1997. From 1972 to 1997, Mr. Hoover served as Chairman of the Board of Computer Sciences Corporation. From 1972 to 1995, Mr. Hoover also served as Chief Executive Officer and President of Computer Sciences Corporation. Mr. Hoover serves as a director of Computer Sciences Corporation; Merrill Lynch & Co., Inc. and Rofin-Sinar Technologies, Inc.

WILLIAM T. KERR; AGE 57; CHAIRMAN AND CHIEF EXECUTIVE OFFICER, MEREDITH CORPORATION

     Mr. Kerr has been a Director since 1998. He has served as Chairman and Chief Executive Officer of Meredith Corporation, a media and marketing company, since January 1998. From January 1997 to December 1997, Mr. Kerr served as President and Chief Executive Officer of Meredith Corporation, and from May 1994 to December 1996, he served as President and Chief Operating Officer. Prior to that time, from September 1991 to April 1994, he served as President of the Magazine Group and Executive Vice President of Meredith Corporation. Mr. Kerr serves as a director of Meredith Corporation, Principal Mutual Life Insurance Company and Maytag Corporation.

ROBERT E. LA BLANC; AGE 65; PRESIDENT, ROBERT E. LA BLANC ASSOCIATES, INC.

     Mr. La Blanc has been a Director since 1979. He is the founder and President of Robert E. La Blanc Associates, Inc., an information technologies consulting and investment banking firm, and has served in that capacity since 1981. Mr. La Blanc formerly served as Vice Chairman of Continental Telecom Corp. and was a general partner at Salomon Brothers. Mr. La Blanc serves as a director of Salient 3 Communications, Inc.; Titan Corp.; Tribune Company; and a family of Prudential Mutual Funds.

ROBERT E. LEE; AGE 63; EXECUTIVE DIRECTOR EMERITUS, THE DENVER FOUNDATION

     Mr. Lee has been a Director since 1989. He currently serves as the Executive Director, Emeritus of The Denver Foundation, a community foundation; from 1989 to 1996, he served as its Executive Director. Until his retirement in 1989, Mr. Lee served as the Chairman of First Interstate Bank of Denver. Mr. Lee serves as a director of ING Group North American Insurance Holdings, Inc.; Meredith Corporation; Source Capital Corporation; and Financial Investors Trust.

RICHARD C. STEADMAN; AGE 66; PRIVATE INVESTOR

     Mr. Steadman has been a Director since 1970. Mr. Steadman previously served as Chairman of the Board of National Convenience Stores, Inc., a retail chain, until his retirement in 1995. Mr. Steadman has been a private investor since 1981.

DAVID E. WEISS; AGE 55; CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER, STORAGETEK

     Mr. Weiss has served as Chairman, President and Chief Executive Officer of StorageTek since May 1996. Prior to that, he served in the following positions at StorageTek: Chief Operating Officer from March 1995 to May 1996; Executive Vice President of Systems Development from January 1993 to March 1995; Senior Vice President of Marketing and Program Management Process from June 1992 to January 1993; and Corporate Vice President of Market Planning from August 1991 to June 1992. Mr. Weiss joined the Company in February 1991 as Staff Vice President.

MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors held seven meetings during fiscal 1998. All of the incumbent Directors, while serving during the last fiscal year, attended at least 75% of all meetings of the full Board and the respective committees on which they served. The Board of Directors has a standing Audit Committee, Governance and Nominating Committee, and Human Resources and Compensation Committee.

     Audit Committee. The Audit Committee currently consists of Directors Shull (Chair), Hoover, Kerr, La Blanc and Steadman. None of the members of the Audit Committee is, or has ever been, an employee of the Company. The Audit Committee held five meetings during fiscal 1998. The principal functions of the Audit Committee are to review the arrangements for the independent audit, as well as the results of the audit engagement; to review audit plans and audit findings of the Company's internal auditors; to review internal control matters; to review the appropriateness of significant accounting policies utilized by the Company; to review and monitor the progress on the Company's year 2000 project; and to appraise the Company's financial reporting activities.

     Governance and Nominating Committee. The Governance and Nominating Committee currently consists of Directors Armstrong (Chair), Hoover and Keane. None of the members of the Governance and Nominating Committee is, or ever has been, an employee of the Company. The Governance and Nominating Committee met four times during fiscal 1998. The principal function of the Governance and Nominating Committee is to identify and propose potential candidates for election to the Board. The Governance and Nominating Committee develops its own nominations and receives suggestions for nominees submitted by stockholders. The Committee also considers issues relating to corporate governance, including assessing the Board's performance, studying the size, composition, organization, and structure of the Board, and the membership of the Committees of the Board.

     The Governance and Nominating Committee will consider nominees recommended by stockholders. Such recommendations should be directed to the Chair of the Governance and Nominating Committee at the Company's principal executive offices in Louisville, Colorado. In addition, under the Company's Bylaws, nominations for Directors may be made by any stockholder entitled to vote in the election of Directors, but only if written notice of such stockholder's intent to make such nominations has been received by the Company at its principal executive office not less than 60 days nor more than 90 days prior to the meeting at which Directors are to be elected; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice must set forth: (a) with respect to each proposed nominee, the name, age, business and residence address, principal occupation or employment, class and number of shares of stock of the Company owned and any other information that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 (the "Exchange Act"); and (b) with respect to the stockholder giving the notice, the name, address and class and number of shares of the Company that are beneficially owned by such stockholder. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     Human Resources and Compensation Committee. The Human Resources and Compensation Committee (the "Compensation Committee") currently consists of Directors Keane (Chair), Armstrong, Chandler, Holmes and Lee. None of the members of the Compensation Committee is, or ever has been, an employee of the Company. The Compensation Committee held seven meetings during fiscal 1998. The principal functions of the Compensation Committee are to evaluate the performance of executive management; to review compensation policies for the officers and other employees; to review succession planning; and to administer and determine awards under the Company's stock and stock option, bonus and other incentive programs.

                             DIRECTOR COMPENSATION

CASH COMPENSATION

     The Company pays each Director who is not an employee of the Company a standard annual retainer of $27,000. The chair of each committee is paid an additional annual retainer of $5,000. All nonemployee Directors are paid an additional fee of $1,000 for each meeting of the Board and each committee meeting attended. Directors are also reimbursed for their travel expenses incurred on the Company's business and receive a fee of $1,000 per day for time spent on StorageTek business pursuant to a specific request by the Chairman of the Board. Nonemployee Directors may elect to defer receipt of all or a portion of their cash compensation. Nonemployee Directors also receive medical and dental coverage.

STOCK FOR FEES

     To further align the nonemployee Directors' interests with the long-term interests of the stockholders, the Company's 1995 Equity Participation Plan allows Directors to elect to receive a portion of their annual retainer either in shares of the Company's Common Stock or in Common Stock equivalents, in lieu of receiving cash compensation. The Board has adopted stock ownership guidelines for Directors, including a minimum ownership threshold of 2,500 shares of Common Stock or Common Stock equivalents. Nonemployee Directors who have not achieved the ownership threshold will elect to receive a minimum of 50% of their annual retainer in the form of Common Stock or Common Stock equivalents until such time as they have achieved the minimum stock ownership goal.

STOCK OPTIONS

     The Company has a Stock Option Plan for Nonemployee Directors (the "Director Plan"). Under the Director Plan, the Company has granted nonemployee Directors non-qualified stock options to purchase shares of Common Stock, at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, on a predetermined schedule. All options expire ten years from the date of grant, unless earlier terminated pursuant to the provisions of the Director Plan.

     Each nonemployee Director is granted a stock option to purchase 25,000 shares of Common Stock (the "Initial Option") on the date of his or her initial election or appointment to the Board. These stock options become exercisable over a period of six years, in installments: 5,000 shares become exercisable six months following the date of grant; and the remaining shares become exercisable in equal installments on the six anniversary dates following the date of grant, provided that the optionee remains a Director of the Company.

     All nonemployee Directors elected prior to May 21, 1997, have also been granted an option to purchase an additional 36,000 shares (post June 1998 stock split) of the Company's Common Stock (the "Additional Option") on the third anniversary of their first election or appointment to the Board. The Additional Option becomes exercisable in three equal installments on the first, second and third anniversaries of the first date on which all shares that are subject to the Initial Option have become exercisable, provided that the optionee remains a Director of the Company.

     Each Director elected after May 22, 1998, will receive an annual stock option to purchase 4,000 shares of the Company's Common Stock (the "Annual Option") on his or her first election or appointment to the Board and each year thereafter. The Annual Option becomes exercisable in three equal installments on the first, second and third anniversaries of the date of grant, provided that the optionee remains a Director of the Company. The size of the Annual Option increases to 5,000 shares commencing on the Director's eleventh anniversary and each year thereafter. Directors who have received both the Initial Option and Additional Option are not eligible to receive the Annual Option until their eleventh anniversary.

     All nonemployee Directors, except for Messrs. Chandler, Holmes and Kerr, have been granted at varying times an Initial Option and an Additional Option. The vesting schedules for these options conform to the vesting schedules described above. All Directors who have served on the Board for nine or more consecutive years hold fully vested options. Messrs. Chandler and Kerr have each been granted an Initial Option and will be eligible to receive Annual Options instead of an Additional Option upon their re-election to the Board at the Annual Meeting. Mr. Holmes was granted an Initial Option and an Annual Option in September 1998, and he will be eligible to receive an Annual Option upon his re-election to the Board at the Annual Meeting. In addition, at the Annual Meeting, upon their re-election to the Board, Messrs. La Blanc and Steadman will be eligible to receive an Annual Option to purchase 5,000 shares.

VOTE REQUIRED

     Directors are elected by a plurality of the Votes Cast. See "PROCEDURAL MATTERS -- Quorum; Abstentions; Broker Non-Votes" above. Proxies received by the Company will be voted "FOR" all of the above listed nominees.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS OF THE COMPANY.

                                  PROPOSAL 2.
                                AMENDMENT TO THE
                COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors has approved, and is recommending to the stockholders for approval at the Annual Meeting, an amendment to Article V of the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to increase the number of shares of Common Stock that the Company is authorized to issue to 300,000,000. The Company's Certificate of Incorporation currently authorizes the issuance of an aggregate of 190,000,000 shares of capital stock, composed of 150,000,000 shares of Common Stock, par value $.10 per share, and 40,000,000 shares of Preferred Stock, par value $.01 per share. The proposed amendment would increase the number of shares of Common Stock the Company is authorized to issue from 150,000,000 shares to 300,000,000 shares, but would not affect the authorization to issue shares of Preferred Stock.

REASONS FOR THE AMENDMENT

     The Board believes that it is in the best interests of the Company that the Certificate of Incorporation be amended to increase the number of shares of Common Stock the Company is authorized to issue to 300,000,000 shares. Of the shares of capital stock currently authorized, as of March 26, 1999, there were
approximately [          ] shares of Common Stock issued and outstanding, and
[          ] shares of Common Stock reserved for issuance upon exercise of outstanding rights to acquire shares of Common Stock. No shares of preferred stock were issued and outstanding on such date. The additional authorized shares of Common Stock, if and when issued, would have the same voting and other rights and privileges as the shares of Common Stock presently authorized, issued and outstanding.

     The Board believes that the increase in the Company's authorized shares of Common Stock will provide the Company with flexibility in future planning. If the Certificate of Incorporation is amended, the additional shares will be available for issuance to obtain funds for working capital, for capital expenditures for use in connection with investments in or acquisitions of other businesses or properties, for use in connection with stock dividends or stock splits, for issuance under employee or director plans, and for any other proper corporate purpose. In June 1998, the Company completed a 2-for-1 stock split, which was effected in the form of a 100% stock dividend, and issued 54,116,284 shares of Common Stock, which reduced the number of shares available for issuance. The Company has no present commitments, agreements or intent to issue additional shares of Common Stock, other than with respect to currently reserved shares under the Company's existing director and employee stock and option, and stock purchase plans, including the stock option plan described in Proposal 3, below.

EFFECT OF THE AMENDMENT

     The proposed amendment to Article V would permit the issuance of additional shares up to the new maximum authorization in future transactions without further action or authorization by the stockholders, unless required by law, or the rules of any stock exchange on which the Common Stock may be listed, or unless the Company deems it advisable to do so. The Board believes that it is prudent for the Company to have this flexibility. Common Stock would be issued only if the Board makes a determination that such issuance would be in the best interests of the Company and its stockholders.

     Under the Company's Certificate of Incorporation, the holders of Common Stock are not entitled to preemptive rights or cumulative voting. Accordingly, any issuance of additional shares of Common Stock might dilute the equity of the outstanding shares of Common Stock under certain circumstances. The proposed increase in the number of shares of Common Stock that the Company is authorized to issue is not intended to inhibit a change of control of the Company. However, the availability for issuance of additional shares of Common Stock could discourage, or make more difficult, efforts to obtain control of the Company. For example, the issuance of shares of Common Stock in a public or private sale or merger, or under the terms of the Company's 1990 Shareholder Rights Plan, would increase the number of outstanding shares, thereby diluting the interest of a party attempting to gain control of the Company. The Company is not aware of any pending or threatened efforts to acquire control of the Company.

TEXT OF THE AMENDMENT

     If approved by the stockholders, the first paragraph of Article V of the Company's Certificate of Incorporation would be amended and restated as follows:

                                   ARTICLE V

         The total number of shares of capital stock that the Company shall have authority to issue is Three Hundred Forty Million (340,000,000) shares, divided into Three Hundred Million (300,000,000) shares of Common Stock with a par value of ten cents $(.10) per share (hereinafter called "Common Stock"), and Forty Million (40,000,000) shares of Preferred Stock, with a par value of one cent $(.01) per share.

     If approved by the stockholders, the foregoing amendment to the Certificate of Incorporation will be filed with the Secretary of State of Delaware. The amendment would become effective upon the date of such filing. The Company expects to make such filing with the Secretary of State of Delaware immediately following stockholder approval, or shortly thereafter.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of the Record Date is required for the adoption of the amendment to the Company's Certificate of Incorporation. See "PROCEDURAL
MATTERS -- Quorum; Abstentions; Broker Non-Votes" above. Proxies received by the Company will be voted "FOR" this proposal unless a contrary vote is specified.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

                                  PROPOSAL 3.
                               AMENDMENTS TO THE
                         1995 EQUITY PARTICIPATION PLAN

GENERAL

     The Board of Directors has approved, and is recommending to the stockholders for approval at the Annual Meeting, an amendment to the 1995 Equity Participation Plan (the "Equity Plan"), to increase the number of shares available for issuance under the Equity Plan by 4,750,000 shares. The Equity Plan permits the Company to offer various types of stock-based incentive programs to the Company's employees. In May 1995, the stockholders approved the Equity Plan and the reservation of 4,400,000 shares for issuance under the Equity Plan. Subsequently, in May 1997, the stockholders approved an additional 4,400,000 shares for issuance under the Equity Plan. As of March 26, 1999,
[          ] shares had been issued, [          ] shares were subject to
outstanding stock options, [          ] shares were reserved for holders of
Common Stock equivalents, and there were [          ] shares remaining available
for future use under the Equity Plan. All of these amounts have been adjusted to reflect the 2-for-1 stock split effected in the form of a 100% dividend, which was paid on June 26, 1998, to holders of record on June 5, 1998.

     The Board believes that the remaining number of shares available for issuance is insufficient to allow the Company to continue to make substantial use of stock-based awards that it believes are necessary to attract, retain and motivate skilled employees. If this amendment to the Equity Plan is not approved by the stockholders, no grants of options or other equity-based incentives will be made under the Equity Plan once the presently reserved and available number of shares are depleted.

PROPOSED AMENDMENTS

     The Board believes that the Equity Plan is an important factor in attracting, retaining and motivating dedicated and skilled employees. To allow StorageTek the ability to more broadly grant equity awards to its employees, stockholders are being asked to approve an increase in the number of shares available for issuance under the Equity Plan by 4,750,000 shares.

SUMMARY OF THE EQUITY PLAN

     A general description of the basic features of the Equity Plan is outlined below. This description is qualified in its entirety by reference to the full text of the Equity Plan.

     Purpose. The purpose of the Equity Plan is to direct the attention and efforts of participating employees, Directors and consultants to the achievement of the performance objectives of the Company. The Equity Plan is designed to retain, reward and motivate the participants by providing an opportunity for equity investment in the Company.

     Types of Awards. Under the Equity Plan, the following types of equity awards can be made: (i) stock options to purchase Common Stock to employees that satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as it may be amended (the "Code"), relating to incentive stock options ("Incentive Stock Options"); (ii) stock options to purchase Common Stock that do not satisfy such requirements of the Code relating to incentive stock options ("Non-Qualified Options") (Incentive Stock Options and Non-Qualified Options are referred to collectively as "Stock Options"); (iii) awards of Common Stock that are subject to certain vesting conditions or restrictions on transferability that lapse after specified employment periods or the attainment of performance objectives established by the Committee ("Restricted Stock Awards"); (iv) stock appreciation rights in connection with shares of Common Stock subject to any Stock Option ("Stock Appreciation Rights"); (v) awards of Common Stock and Common Stock equivalents under the Management by Objective ("MBO") plan ("MBO Payments"); (vi) Common Stock that is not subject to restrictions on transferability; (vii) Common Stock equivalents that are subject to restrictions on transferability that generally lapse upon termination of service; and (viii) other types of stock-based incentive compensation awards established from time to time by the Board in accordance with the provisions of the Equity Plan.

     Administration. The Equity Plan may be administered by the Board or a committee of the Board (the "Committee"). Currently, the Human Resources and Compensation Committee of the Board administers this plan. The Board has designated the Chairman to administer the Equity Plan when the Board and Committee are not in session, with respect to participants who are not officers or Directors, subject to pre-established limitations. Awards made to officers or Directors of the Company will be administered by the Board or a committee designated by the Board, as may be permitted under applicable laws including, without limitation, the Code and Rule 16b-3 promulgated under the Exchange Act. The Equity Plan vests broad powers in the Committee to administer and interpret the Equity Plan, including the authority to select the participants from employees, Directors and consultants; determine the extent of MBO Payments; determine the amount of the grants to the participants; prescribe terms and conditions not otherwise specified by the Equity Plan for each grant or award under the Equity Plan; and amend or modify such terms and conditions, including reducing the exercise price to the then current fair market value, accelerating vesting and waiving forfeiture restrictions.

     Eligibility. The Committee may grant Stock Options, Restricted Stock Awards, Stock Appreciation Rights, MBO Payments and other awards of Common Stock and Common Stock equivalents to: employees, including officers; nonemployee Directors; and consultants of the Company and any of its subsidiaries ("Participants"). The Committee will determine awards based upon a Participant's contributions, or expected contributions, to the operation and development of the Company. The determination to grant awards and the selection of actual Participants in the Equity Plan are discretionary. Therefore, it is not possible to determine the number of individuals who will actually receive awards and become participants in the Plan. As of the Record Date, the Company had approximately 8,700 employees and 10 nonemployee Directors. As of the date of this Proxy Statement, the Board had made no determination to grant awards to consultants.

     Amendment and Termination. The Equity Plan may be amended or discontinued by the Board at any time, unless stockholder approval is required or desirable under applicable law or regulation, including federal and state corporate laws, securities laws, tax laws and rules of the New York Stock Exchange. However, such action may not adversely affect the rights or obligations of Participants under outstanding awards without the Participant's consent.

     Term of Plan. The Equity Plan will expire by its terms on March 7, 2005, unless terminated by the Board before that date. Stock Options, Restricted Stock Awards, Stock Appreciation Rights and other Common Stock awards outstanding on the date of the expiration or termination of the Equity Plan will continue to remain outstanding in accordance with their respective terms.

     Stock Subject to the Plan. Under the Equity Plan, shares of Common Stock may be issued in connection with Stock Options, Restricted Stock Awards, Stock Appreciation Rights, MBO Payments or other awards of Common Stock or Common Stock equivalents. As of the Record Date, there were 8,800,000 shares authorized for issuance under the Equity Plan. If Proposal 3 is approved by the stockholders, there will be a total of 13,550,000 shares authorized for issuance under the Equity Plan.

     The maximum number of shares of Common Stock reserved for issuance under the Equity Plan may be increased by approval of the Board and (if required) the stockholders of the Company. Shares of Common Stock that are issued upon the exercise of Stock Options or Stock Appreciation Rights, as Restricted Stock Awards or MBO Payments, or under other Common Stock or Common Stock equivalents awards, will be applied to reduce the maximum number of shares available for issuance under the Equity Plan. Shares of Common Stock subject to Stock Options, Stock Appreciation Rights, Restricted Stock Awards or other awards of Common Stock or Common Stock equivalents that terminate unexercised or are forfeited will generally become available for future grants under the Equity Plan.

     Adjustments upon Changes in Capitalization. In the event any change, such as a stock split or dividend, is made in the Company's capitalization, which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, the number of shares reserved for issuance under the Equity Plan and the exercise price of each outstanding Stock Option and Stock Appreciation Right will be adjusted. In the event of a proposed dissolution or liquidation of the Company, all outstanding, unexercised Stock Options and Stock Appreciation Rights will terminate immediately prior to the consummation of such proposed action and Common Stock equivalents will convert into shares of

Common Stock. The Committee may accelerate the exercisability of Stock Options or Stock Appreciation Rights in such event and may set a fixed date on which all outstanding awards under the Equity Plan will terminate.

     Reorganization of Company. In the event the Company is merged or consolidated with another corporation, or if all or substantially all of the assets are acquired by any other corporation or business entity, each outstanding Stock Option, Stock Appreciation Right and Common Stock equivalent may be assumed or substituted by the successor corporation. The Committee may, in lieu of such assumption or substitution of Stock Options and Stock Appreciation Rights, accelerate the exercise dates and provide for a 30-day exercise period after which they shall terminate, and make Common Stock equivalents convertible into shares of Common Stock.

     Tender Offers and Acquisitions. If any person or entity (other than the Company or an entity affiliated with the Company) makes a tender offer or exchange offer for all or any part of the Common Stock or other capital shares of the Company and purchases part of the Common Stock or other capital shares tendered to it, and the Board opposes or does not affirmatively recommend acceptance of the tender offer or exchange offer, then: (i) all Stock Options with respect to which no Stock Appreciation Rights have been granted, and all Stock Options with respect to which Stock Appreciation Rights have been granted that have been outstanding for at least six months, shall become immediately exercisable; (ii) all restrictions with respect to outstanding Restricted Stock Awards will immediately lapse; and (iii) all Common Stock equivalents will convert into shares of Common Stock as of the date determined by the Committee.

     Fair Market Value. The fair market value of a share of Common Stock is determined by the Committee and is equal to the price of a share of Common Stock as published in The Wall Street Journal as the closing price for the last trading day prior to the date of grant. The price published in The Wall Street Journal as the closing price on the New York Stock Exchange for the Record Date
was [$     ] per share.

     Stock Options. The Committee may grant either Incentive Stock Options or Non-Qualified Options to Participants, except that only employees may be granted Incentive Stock Options. The Committee may grant both an Incentive Stock Option and a Non-Qualified Option to a Participant, in tandem or on different dates. Incentive Stock Options are subject to limitations under the Internal Revenue Code restricting the aggregate dollar value exercisable during a calendar year by a Participant. The terms and conditions of Stock Options set forth in the Equity Plan are described generally below.

     (1) Exercise Price. The exercise price for an Incentive Stock Option will not be less than 100% of the fair market value of the Common Stock on the date of grant. Incentive Stock Options granted to a Participant who owns stock having 10% or more of the combined voting power of all classes of stock of the Company or of any parent or subsidiary must have an exercise price equal to at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price for a Non-Qualified Option may be determined by the Committee, but in no event will the exercise price be less than 85% of the fair market value of the Common Stock on the date of grant.

     (2) Term and Exercisability. The term of Stock Options will be fixed by the Committee, but will not exceed ten years from the date of grant. A Stock Option may be exercisable immediately, or may become exercisable in installments during its term, as may be determined by the Committee, except that no Stock Option with respect to which Stock Appreciation Rights have been granted may be exercised during the six-month period immediately following the date of grant.

     (3) Manner of Exercise and Purchase. A Stock Option may be exercised by delivering a notice of exercise to the Secretary of the Company, at the Company's principal office in Louisville, Colorado, and paying the full amount of the exercise price. The exercise price may be paid: (i) in cash or by check;
(ii) in shares of Common Stock having an aggregate fair market value on the date of exercise equal to the payment required; (iii) by delivering irrevocable instructions to a broker to deliver to the Company the appropriate amount of proceeds of the sale or loan of shares exercisable (a "cashless exercise"); (iv) by delivering irrevocable instructions to a broker or other third party acceptable to the Company to hold the shares being exercised as collateral for a loan to the Participant in an amount equal to the payment required; (v) by reducing an amount of any Company liability owed to the Participant; (vi) any combination of the foregoing methods of payment; or (vii) in such other form of consideration and method of payment to the extent permitted by applicable laws, rules and regulations and the Stock Option agreement.

     (4) Tax Withholding. Upon exercising a Stock Option, a Participant must also pay the Company any amount the Company is required to collect for tax withholding or other purposes. The Committee may, in its sole discretion, grant the Participant the right to elect to pay all or a portion of any required tax withholding by transferring to the Company, or by having the Company withhold shares issuable upon exercise of the Stock Option, a number of shares of Common Stock having a value equal to the amount of required withholding.

     (5) Incentive Stock Option Value Limitation. The aggregate fair market value (determined on the date of grant) of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year (under the Equity Plan or other plans of the Company, its parent or subsidiaries) may not exceed $100,000.

     (6) Notice of Sale of Incentive Stock Option Stock. In the event that any Participant makes a disqualifying disposition of any Common Stock acquired upon exercise of an Incentive Stock Option (see "Federal Income Tax Consequences" below), the Participant must send written notice to the Company indicating the date of such disposition, the number of shares disposed of, the amount of proceeds received from the disposition, and any other information relating to the disposition that the Company may reasonably request, and must make appropriate arrangements with the Company for any required tax or other withholding.

     (7) Stockholder Rights. A Participant does not have any rights of a stockholder with respect to any shares of Common Stock covered by a Stock Option until the Participant has exercised the Stock Option, paid the full amount of the exercise price, and become the recordholder of the shares.

     (8) Effect of Termination on Stock Options. The Committee may specify the effect of the termination of service on Stock Options in the option agreement between the Company and the Participant. Generally, Stock Options granted under the Equity Plan will terminate according to the following guidelines: (i) Incentive Stock Options remain exercisable for 90 days following the Participant's termination date, but the Incentive Stock Option agreement may provide that the option will convert into a Non-Qualified Option on the 91st day following the termination date; (ii) if termination is due to death or if the Participant dies within three months following his or her termination, and the Participant was an employee for six years or more, Stock Options may be exercised, to the extent vested, through the expiration date; (iii) if a Participant becomes disabled while employed by the Company, and the Participant was an employee for six years or more, Stock Options may be exercised, to the extent vested, through the expiration date; (iv) if termination is due to a reduction in force, the Stock Option may be exercised, to the extent vested, for six months following the termination date; (v) if a Participant retires and was employed for six years or more, the Stock Option may be exercised, to the extent vested, through the expiration date; (vi) if a Participant is terminated for "cause" or if the Participant is in material breach of any legal obligations to the Company, the Stock Options will terminate on the date of termination of employment; (vii) if a Participant's service terminates for any reason other than listed in items (ii) through (vi), the Stock Option may be exercised, to the extent vested, for a period of 90 days after such termination. For purposes of the Equity Plan, "cause" is defined as performance or conduct problems resulting in discharge of service from the Company. In no event will the post-termination exercise period extend beyond the original expiration date of the Stock Option.

     In addition, with respect to all Stock Option and Stock Appreciation Rights granted on or after March 4, 1998, if, within six months of termination of service to the Company, a Participant engages in an activity in competition with the Company, or harmful or contrary to the interest of the Company, including, without limitation, accepting employment with a competitor: (i) Stock Options or Stock Appreciation Rights still held by the Participant will immediately cease to be exercisable and will be canceled, and (ii) the Participant must sell back to the Company at the exercise price paid for any shares of Common Stock still held that were acquired after termination of service and return any cash received upon exercise of a Stock Appreciation Right. Also, if within six months of exercising any Stock Options or Stock Appreciation Rights, the Participant terminates from the Company for any reason except death, disability or retirement, then the

Participant must return to the Company any gains realized upon the sale of shares of Common Stock acquired through the exercise of Stock Options or the exercise of any Stock Appreciation Rights during such period. The Company may hold shares of Common Stock issued upon exercise of Stock Options after termination of employment in escrow for a period of up to six months after the date of termination.

     (9) Transferability. Except as may otherwise be specified by the Committee, no right or interest of any Participant in a Stock Option granted under the Equity Plan is assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily. In the event of a Participant's death, his or her rights and interests in any Stock Option will be transferable by testamentary will or the laws of descent and distribution, and exercise of any such Stock Option may be made, until such Stock Option terminates, by the Participant's legal representatives, heirs and legatees. If permitted by applicable laws, the Committee may permit the transfer of Stock Options either generally or under specified circumstances.

     Restricted Stock. The Committee may grant Restricted Stock Awards in shares of Common Stock to Participants and require the Participant to pay an amount equal to the par value of the shares of Common Stock that are the subject of the Restricted Stock Award. The terms and conditions of the Restricted Stock Award agreement are described below. In addition, such agreement may contain other terms and conditions, consistent with the Equity Plan, as the Committee deems advisable.

     (1) Restrictions. Restricted Stock Awards are subject to forfeiture restrictions, as follows: (i) for the period of time set by the Committee; or
(ii) until performance goals established by the Committee at the time of grant are satisfied. During this period, the Participant may not assign or transfer the shares, either voluntarily or involuntarily. The Committee may require that a legend be placed on the stock certificates representing the shares of restricted stock and may require that the stock certificates be held in escrow.

     (2) Termination of Service. If, prior to the expiration or satisfaction of any period of service requirements and/or performance requirements, the Participant ceases to provide services to the Company for any reason, other than death or disability, the Company will have the right to repurchase the shares subject to the Restricted Stock Award for the price paid by the Participant for the shares. In the event the Participant dies or becomes disabled (as defined in Section 22(e)(3) of the Code), the Restricted Stock Award will become fully vested and nonforfeitable.

     (3) Stockholder Rights. A recipient of a Restricted Stock Award will have all the rights of a holder of shares of Common Stock with respect to the shares subject to the award upon becoming the holder of record. These rights are subject to restrictions on transferability and the right of the Company to hold the shares in escrow. All rights as a holder of shares of Common Stock will cease upon a forfeiture of the shares.

     Stock Appreciation Rights. A Stock Appreciation Right is the right to receive a payment from the Company equal to the difference between the fair market value of one or more shares of Common Stock subject to a Stock Option and the exercise price of such shares under the terms of the Stock Option. The Committee may grant a Stock Appreciation Right to a Participant in connection with all or any portion of the shares of Common Stock subject to a Stock Option. A Stock Appreciation Right with respect to an Incentive Stock Option must be granted at the time of the Stock Option grant. A Stock Appreciation Right with respect to a Non-Qualified Option may be granted either at the time the option is granted or at a later time during the term of the option. A Stock Appreciation Right will have a term equal to the initial term or remaining term, as the case may be, of the related Stock Option. A Stock Appreciation Right will be subject to the terms and conditions set forth below.

     (1) Manner of Exercise. A Stock Appreciation Right is exercisable, in whole or in part, at any time that the related Stock Option is exercisable, except that a Stock Appreciation Right is not exercisable for six months following its date of grant. A Stock Appreciation Right may be exercised by giving notice and paying any applicable tax withholding amounts in the same manner permitted by the related Stock Option.

     Upon exercising a Stock Appreciation Right, a Participant will receive from the Company the amount equal to the excess of the fair market value of the shares of Common Stock as to which the Stock Appreciation Right is exercised over the exercise price for the related Stock Option, and the related Stock

Option will terminate with respect to such shares. Conversely, upon exercising a Stock Option, the related Stock Appreciation Right will terminate with respect to the shares purchased.

     (2) Form of Payment. The Committee may determine the form in which the Company will pay the value of an exercised Stock Appreciation Right (i.e., cash, Common Stock, or any combination thereof) or consent to or disapprove the election of a Participant to receive cash in full or partial payment of the value of a Stock Appreciation Right.

     (3) Termination of Stock Appreciation Rights. A Stock Appreciation Right will terminate at the same time and under the same circumstances that the related Stock Option terminates.

     (4) Transferability. Stock Appreciation Rights are subject to the same transferability restrictions relating to the Stock Option.

     MBO Plan. Under the Company's MBO plan, Participants selected by the Committee may receive incentive compensation payments upon the attainment of pre-established performance goals. The Committee may elect to pay all or a portion of the MBO Payment in cash, shares of Common Stock or Common Stock equivalents. The terms of the Company's 1999 MBO Bonus plan, as approved by the Committee, provide that a portion of any MBO bonus paid to certain officer participants will be paid in the form of shares of Common Stock or Common Stock equivalents, which will be issued under the Equity Plan.

     Director Stock and Common Stock Equivalents. Under the Equity Plan, nonemployee Directors may elect to receive all or a portion of their annual retainer and meeting fees in shares of Common Stock or Common Stock equivalents. The number of shares of Common Stock or Common Stock equivalents will be determined by dividing (i) the dollar amount of the portion of the retainer and meeting fees for the fiscal period that is to be paid in shares of Common Stock or Common Stock equivalents by (ii) the fair market value of one share of Common Stock as of the last day of such fiscal period, rounded up to the next full number of shares. The annual retainer period begins on the date of the Annual Meeting of Stockholders of the Company and will end on the day immediately preceding the next Annual Meeting. As of the Record Date, seven Directors had elected to receive all or a portion of their compensation in the form of shares of Common Stock or Common Stock equivalents.

     If the Company pays a cash dividend with respect to the Company's Common Stock at any time while Common Stock equivalents are outstanding, the Director will be credited additional Common Stock equivalents in an amount equal to (i) the cash dividend the Director would have received had he or she actually owned the Common Stock credited to his or her account divided by (ii) the fair market value of one share of the Company's Common Stock on the dividend payment date. Fractional shares will be paid in cash.

     Upon the termination of the nonemployee Director's service or, if authorized by the Committee, at such other time as specified by the Director at the time of his or her election, the Company will deliver to the Director a number of shares of Common Stock equal to the whole number of Common Stock equivalents held by the Director. Until certificates representing actual shares of Common Stock are delivered, a Director who holds Common Stock equivalents will not be entitled to any voting or other stockholder rights with respect to the Common Stock equivalents.

     Other Common Stock Awards. The Board, in its sole discretion, may establish other incentive compensation arrangements under the Equity Plan pursuant to which Participants may acquire shares of Common Stock or Common Stock equivalents.

     Federal Income Tax Consequences. The following description of federal income tax consequences is based upon current statutes, regulations and interpretations. The description does not include foreign, state or local income tax consequences.

     (1) Incentive Stock Options. The Participant and the Company do not incur any federal income tax as a result of the grant of an Incentive Stock Option under the Equity Plan. The exercise of an Incentive Stock Option will not result in any federal income tax consequences to the Company or the Participant, except that an amount generally measured as the excess of the fair market value of the shares acquired upon exercise of the Incentive Stock Option, determined at the time of exercise, over the amount paid for the stock by the Participant, will be an adjustment item for alternative minimum tax purposes.

     In the event of a disposition of stock acquired upon the exercise of an Incentive Stock Option, the federal income tax consequences depend upon how long the Participant has held the shares. If the Participant does not dispose of the shares for a period of two years following the date of grant, or for a period of one year following the date of exercise, then the Participant will only recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount realized on the disposition of the shares and (ii) the exercise price at which shares were acquired. The Company is not entitled to any compensation expense deduction under these circumstances.

     If the Participant does not satisfy both of the foregoing holding-period requirements, the Participant will be required to report as ordinary income, in the year of disposition, an amount generally measured as the excess of (i) the fair market value of the shares at the time of exercise of the Incentive Stock Option or, if lesser, the amount realized on the disposition of such shares, over (ii) the exercise price for the shares. Under these circumstances, the Company will be entitled to a compensation expense deduction in an amount equal to the amount of income that is reported by the Participant. The remainder of the gain recognized on the disposition, if any, will be treated as capital gain to the Participant and will be eligible for long-term capital gain treatment if the disposition occurs more than one year after the shares were acquired.

     (2) Non-Qualified Options. A Participant who receives a Non-Qualified Option will not recognize any taxable income at the time of grant. Upon exercise of the Non-Qualified Option, a Participant will recognize ordinary income generally measured as the difference between (i) the fair market value of the shares at the time of exercise of the Non-Qualified Option and (ii) the exercise price for the shares. In the case of Participants who are employees of the Company, any ordinary income so recognized will be considered wages subject to applicable tax withholding.

     In general, the Company will be entitled to a compensation expense deduction in connection with the exercise of a Non-Qualified Option for any amounts included by a Participant as ordinary income. However, any Non-Qualified Options that are granted with an exercise price below the fair market value on the date of grant will not qualify for the performance-based exception from the deductibility limitations of Section 162(m) of the Code. Accordingly, with respect to the exercise of such options by a Named Executive Officer, the Company will not be allowed a compensation expense deduction if aggregate compensation exceeds $1 million.

     (3) Stock Appreciation Rights. A Participant who receives a Stock Appreciation Right will not recognize any taxable income at the time of the grant. Upon the exercise of a Stock Appreciation Right, the Participant will realize compensation income at that time and in the amount of the sum of cash and the fair market value of any shares of Common Stock received by the Participant. In general, the Company will be entitled to a compensation expense deduction for any amounts included by a Participant as ordinary income in connection with a Stock Appreciation Right. Upon the sale of any shares of Common Stock acquired upon exercise of a Stock Appreciation Right, a Participant will realize a capital gain or loss based upon the difference between the amount realized by the Participant upon such sale and the amount previously included in the Participant's ordinary income upon exercise of the Stock Appreciation Right, which gain will be short-term or long-term depending on the holding period, and the Company will receive no further deduction.

     (4) Restricted Stock Awards. Upon receipt of a Restricted Stock Award, a Participant may file an election under Section 83(b) of the Code within 30 days after receipt to include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture), less any consideration paid for the shares. If the Section 83(b) election is made, any income recognized by a Participant who is also an employee of the Company will be considered wages subject to applicable tax withholding. In addition, the Participant will not recognize any additional income when the restrictions on shares issued in connection with the Restricted Stock Award lapse. At the time any such shares are sold or disposed of, a Participant will realize a long-term or short-term capital gain or loss based upon the difference between the amount realized by the Participant upon such sale and the amount previously included in the Participant's ordinary income in connection with the

Restricted Stock Award, which gain will be short-term or long-term depending upon the time lapsed between receipt of the Restricted Stock Award and sale or disposition.

     A Participant who does not make the Section 83(b) election at the time a Restricted Stock Award is received will recognize ordinary income on the date of the lapse of the restrictions in an amount equal to the fair market value of the shares on that date, less any consideration paid for the shares. At the time of a subsequent sale or disposition of any shares of Common Stock issued in connection with a Restricted Stock Award as to which of the restrictions have lapsed, a Participant will realize a long-term or short-term capital gain or loss based upon the difference between the amount realized by the Participant upon such sale and the amount previously included in the Participant's ordinary income in connection with the Restricted Stock Award, which gain will be short-term or long-term depending upon the length of time between the date the restriction lapsed and the date of sale or disposition.

     Subject to the deduction limitation under Section 162(m) with respect to compensation paid to certain Named Executive Officers, the Company will be entitled to a compensation expense deduction for any amounts included by a Participant as ordinary income as the result of a receipt of a Restricted Stock Award.

     (5) MBO Payments. A Participant who receives an MBO Payment under the Equity Plan in the form of shares of Common Stock will generally recognize ordinary income at that time in an amount equal to the then fair market value of the shares. Any income recognized by a Participant who is also an employee of the Company will be considered wages subject to applicable tax withholding. In general, the Company will be entitled to a compensation expense deduction for any amounts included by the Participant as ordinary income at the time the Participant is taxed at ordinary income rates. Upon the sale of any shares of Common Stock acquired as an MBO Payment under the Equity Plan, a Participant will realize a gain or loss based upon the difference between the amounts realized by the Participant upon such sale, and the amount previously included in the Participant's ordinary income in connection with the shares, which gain will be short-term or long-term depending on the holding period, and the Company will receive no further deduction.

     (6) Common Stock Equivalents. A Participant who receives Common Stock equivalents will recognize compensation income at the time shares of Common Stock credited to the Participant's account are distributed to the Participant, in an amount equal to the then fair market value of the distributed shares. In the case of a Participant who is also an employee of the Company, such income will be treated as wages for tax withholding purposes. At the time of a subsequent sale of the shares, the Participant will recognize a long-term or short-term capital gain or loss based upon the difference between the amounts realized by the Participant upon such sale, and the amount previously included in the Participant's ordinary income in connection with the shares, which gain will be short-term or long-term depending upon the length of time between the date the shares were taxed to the Participant and the date of sale. Subject to the deduction limitation under Section 162(m) with respect to compensation paid to certain Named Executive Officers, the Company will be entitled to a compensation expense deduction for any amounts included by a Participant as ordinary income as the result of a receipt of shares at the time the Participant is taxed.

     (7) Section 162(m) Limits. In order for compensation in excess of $1 million realized by any of the Named Executive Officers to be deductible by the Company, IRS regulations require, among other things, that an option plan state the maximum number of shares subject to options and stock appreciation rights that can be granted during a fiscal year to any one individual. The Equity Plan has a limit of 500,000 shares subject to Stock Options and Stock Appreciation Rights that can be granted to any one individual per fiscal year of the Company.

PARTICIPATION IN THE EQUITY PLAN

     Future grants of Stock Options, Restricted Stock Awards, Stock Appreciation Rights, MBO Payments and other Common Stock awards and Common Stock equivalents under the Equity Plan to employees, Directors and consultants are subject to the discretion of the Committee, except for the election by certain nonemployee Directors to receive Common Stock or Common Stock equivalents in lieu of all or a portion of their annual cash retainer. Set forth below is information with respect to the grant of awards under the Equity Plan to the Named Executive Officers, to nonemployee Directors, to all current Executive Officers as a group and to all other employees as a group during fiscal 1998.

                             AMENDED PLAN BENEFITS
                         1995 EQUITY PARTICIPATION PLAN

                                                                                NUMBER OF
NAME AND POSITION                                             DOLLAR VALUE(1)   SHARES(2)
-----------------                                             ---------------   ---------
David E. Weiss..............................................    $3,481,694        114,860
  Chairman of the Board, President and CEO
Victor M. Perez.............................................     1,432,448         47,256
  Executive Vice President and Chief Operating Officer
Donald B. Davis(3)..........................................       468,874         15,468
  Former Corporate Vice President, Americas Field Operations
Jean Reiczyk................................................       369,449         12,188
  Corporate Vice President and General Manager, Solutions
  Business Group
Bruce Taafe.................................................       362,356         11,954
  Vice President, International Field Operations
L. Thomas Gooch(4)..........................................           -0-            -0-
  Former Executive Vice President and General Manager
  Network Systems
David Lacey(5)..............................................     1,125,443         37,128
  Former Executive Vice President and Chief Financial
  Officer
All current executive officers as a group (10 persons)......     9,517,762        300,365
All current non-employee Directors as a group (10
  persons)..................................................       314,135         10,273
All other employees as a group (847 persons)................    41,297,494      1,407,105

---------------

(1) Represents aggregate exercise price of Stock Options, the fair market value of restricted stock on the date of grant, and the fair market value of the Common Stock and Common Stock equivalents on the date of distribution.

(2) Represents the number of stock options and shares of restricted stock, Common Stock and Common Stock equivalents.

(3) Mr. Davis resigned as an executive officer of the Company effective as of December 31, 1998.

(4) Mr. Gooch resigned as an executive officer of the Company effective as of February 28, 1998.

(5) Mr. Lacey resigned as an executive officer of the Company effective as of December 18, 1998. All unvested Stock Options and shares of Restricted Stock held by Mr. Lacey on December 24, 1998, the date of his termination as a full-time employee, were forfeited, including 37,128 Stock Options that were granted to Mr. Lacey in 1998.

VOTE REQUIRED

     Approval of the amendments to the 1995 Equity Participation Plan requires the affirmative vote of a majority of the Votes Cast. See "PROCEDURAL
MATTERS -- Quorum; Abstentions; Broker Non-Votes" above. Proxies received by the Company will be voted "FOR" this proposal unless a contrary vote is specified.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1995 EQUITY PARTICIPATION PLAN.

                                  PROPOSAL 4.
                              APPROVAL OF TERMS OF
                        PERFORMANCE-BASED INCENTIVE PLAN

     The Board of Directors has approved, and is recommending to the stockholders for approval at the Annual Meeting, the executive officer Management By Objective Bonus Plan (the "Bonus Plan"), a performance-based incentive plan established for the Company's executive officers. The Bonus Plan is designed to satisfy the requirements of the performance-based exception to
Section 162(m) (Section 162(m)) of the Code so as to allow the Company full deductions for purposes of Section 162(m). The Bonus Plan provides the Company's executive officers with the opportunity to earn incentive awards based on the achievement of goals relating to the performance of the Company and its business units and segments, and the performance of the individual. Bonuses under the Bonus Plan are based on objective performance criteria. As a result of the criteria included in the Bonus Plan, executive officer compensation could be highly variable with the performance of the Company.

PURPOSE

     The Bonus Plan is intended to motivate and reward executive officers to perform to the best of their abilities and achieve the Company's objectives. The Company's compensation philosophy is that the compensation of the executive officers should vary with the Company's performance. As a result, a large portion of the executive officers' total cash compensation is tied to the performance of the Company using the performance-based Bonus Plan. In addition, the Bonus Plan is designed to allow the Company to maximize the deductibility of the bonuses paid to the executive officers under Section 162(m).

ADMINISTRATION OF THE BONUS PLAN

     The Bonus Plan is administered by the Human Resources and Compensation Committee (the "Committee") of the Board. The Committee has discretion to administer the Bonus Plan in accordance with the terms of the Bonus Plan established for any fiscal year and the requirements of Section 162(m).

ELIGIBLE PARTICIPANTS

     The individuals eligible for the Plan are the Company's executive and other officers. The Committee has discretion to select the officers that may participate in the Bonus Plan. The Committee selects officers of the Company who are likely to have a significant impact on the performance of the Company.

PERFORMANCE MEASURES AND MAXIMUM BONUS

     Each participant's bonus potential will be expressed as a percentage of his or her annual base salary. The actual amount of any bonus payment under the Bonus Plan will then be determined based on a formula, using the performance measures as variables and the performance levels established by the Committee. Any bonuses awarded under the Bonus Plan may be paid in cash, or in shares of the Company's Common Stock (including restricted stock) or Common Stock equivalents.

     The Committee may apply a number of performance measures when setting the performance goals for any fiscal year. These performance measures may include one or any combination of the following: (1) net after-tax income; (2) total annual revenue; (3) earnings per share; (4) stockholder value add; (5) customer satisfaction objectives; (6) product and solution development and introduction time; (7) return on equity; (8) return on assets; (9) market penetration; (10) product and services quality and reliability measurements; (11) employee development and training objectives; (12) operating expenses; (13) product sales margins; (14) operating profit; (15) employee satisfaction; and (16) individual performance objectives. The performance measures will be established annually by the Committee, and it may select performance goals that differ among participants in the Bonus Plan and select performance goals that apply on a corporate-wide basis or on a business unit or segment basis. The Company believes that information regarding details of these goals includes confidential, commercial or business information, the disclosure of which would have an adverse effect on the Company.

     For fiscal 1999, the Committee has established several performance levels and established performance goals that are based on the following performance measures: (1) earnings per share; (2) net income; (3) revenue; (4) employee development and training objectives; and (5) a stockholder value add measurement. The participants in the 1999 Bonus Plan include Mr. Weiss and each of the other Named Executive Officers.

     The amount of the bonuses paid under the Bonus Plan will vary as a result of applying the formula and the participant's individual bonus potential. However, no bonus in excess of $3 million will be paid to any participant for any fiscal year under the Bonus Plan. The Committee may reduce or entirely eliminate all payments under the Bonus Plan for any year, or any participant's bonus payment in its sole discretion. The payment of a bonus under the Bonus Plan generally requires that the officer be employed by the Company as of the date that the Committee makes its determination as to all participants in the Bonus Plan whether the performance goals for any fiscal year were achieved.

     Future awards under the Bonus Plan are not determinable. As of the Record
Date, [     ] officers were participating in the 1999 Bonus Plan. The Company had a similar bonus plan in operation from 1994 through 1998, which was approved by the stockholders. For the Company's fiscal year-ended December 25, 1998, no payments were made to the Chief Executive Officer or any executive officer under the Bonus Plan, as the pre-established performance goals were not achieved.

AMENDMENTS

     The Company may amend the Bonus Plan at any time without stockholder approval, except as may be required to qualify as a performance-based plan under
Section 162(m).

VOTE REQUIRED

     Approval of the material terms of the performance-based incentive plan requires the affirmative vote of a majority of the Votes Cast. See "PROCEDURAL MATTERS -- Quorum; Abstentions; Broker Non-Votes" above. Proxies received by the Company will be voted "FOR" this proposal unless a contrary vote is specified.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE-BASED INCENTIVE PLAN.

                                  PROPOSAL 5.
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") served as the Company's independent accountants for the fiscal year ended December 25, 1998, and has been engaged by the Audit Committee to serve as independent accountants for the fiscal year ending December 31, 1999.

     The Board of Directors requests that stockholders ratify the engagement of PricewaterhouseCoopers for fiscal year 1999. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting and available to respond to appropriate questions, and although PricewaterhouseCoopers has indicated that no statement will be made, an opportunity for a statement will be provided. In the event the proposal to ratify the selection of PricewaterhouseCoopers is defeated, the adverse vote will be considered as a recommendation to the Board of Directors to select other independent auditors for the next year. However, because of the expense and difficulty in changing independent auditors after the beginning of the year, the Board of Directors intends to allow the appointment for 1999 to stand, unless the Board of Directors finds other reasons for making a change. Even if the selection is ratified, the Board of Directors, in its discretion, may select a new independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

     Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants requires the affirmative vote of a majority of the Votes Cast.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                                  PROPOSAL 6.
                              STOCKHOLDER PROPOSAL

     Occasionally, StorageTek receives suggestions from its stockholders. Some are received as formal stockholder proposals. All are given careful attention by the Company and, in the past, management has adopted a number of suggestions made.

     The Company has received a stockholder proposal. The author and proponent of the following stockholder resolution, Seymour Licht, P.E., P.O. Box 4383, Scottsdale, Arizona 85261, has requested the Company to present the following
proposal at the Annual Meeting of Stockholders. The proponent owns [          ]
of the Company's Common Stock. The stockholder's proposal is quoted verbatim in italics, below.

     MANAGEMENT OF THE COMPANY DISAGREES STRONGLY WITH THE ADOPTION OF THE RESOLUTION PROPOSED BELOW AND ASKS STOCKHOLDERS TO READ THROUGH MANAGEMENT'S RESPONSE, WHICH FOLLOWS THE STOCKHOLDER'S PROPOSAL.

STOCKHOLDER RESOLUTION

     This stockholder proposal requests/recommends that the Board of Directors take the necessary steps, such as to modify the Corporate by-laws and or its "Certificate of Incorporation" so as to implement the following action to become effective at the 2000 annual stockholder meeting and there after.

     It is the desire of the Stockholders of StorageTek that management be restricted from participating in any action that involves an expenditure of $500,000.00 or more that is clearly not required in the normal course of the business of StorageTek. In the event that management believes that an expenditure in excess of $500,000.00 in any one year period is in the best interest of StorageTek's stockholders and it is not in the normal course of StorageTek's business, management should solicit its stockholders for approval. This is exactly the procedure used when two corporations are to merge, each corporation requires stockholder approval to implement the merger.

PROPONENT'S STATEMENT IN SUPPORT OF RESOLUTION

     In 1998, StorageTek initiated a stock purchase program in which as of September 30, 1998, management purchased 23.5 million shares of its own stock for a total cost of $739 million.

     This action by StorageTek's management required the expenditure of a significant amount of cash and the incurring of a significant amount of new debt. It is Licht's position that a better use of the cash would have been for StorageTek to purchase a profit making company that would complement StorageTek's product line.

     The purchase of an income producing company would have immediately increased StorageTek's revenue/profit as opposed to the present situation where the purchase of StorageTek's stock required management to exhaust their excess cash and to incur a significant amount of debt that requires annual interest payments. Further StorageTek now no longer earns interest on its cash because it does not have it. Both of these actions reduced the net profit of StorageTek.

     Investors purchased StorageTek's stock because they believed that StorageTek was and is today a leader in the mass data storage system and not because of its management's expertise in stock investments. If a StorageTek investor was interested in investing in a company that produces its income from investing in the stock market, they could invest in any one of the brokerage houses such as Merrill Lynch, Dean Witter etc. or a mutual stock fund. Since they are presently all StorageTek stockholders they have made the decision to invest in high tech and not an investment firm. Management and the board of directors should concentrate their efforts to enhance StorageTek's position in the data storage and related fields and not trying to second guess the market.

     If management believes that StorageTek stock is such a good investment let then purchase StorageTek's stock with their own money and further not sell their StorageTek stock that we stockholder pay to them in the form of stock option when said options are expiring and is in the money. The StorageTek stockholders never gave management the permission to invest their money in the stock market. It is to be noted that since

StorageTek is obviously not in the business to purchase their own stock that the shares purchased by management are not carried on StorageTek's balance sheet as an asset. Consequently, any appreciation in StorageTek stock is not reflected as an increase in stockholder equity as opposed to the situation if StorageTek would have purchased either U.S. Treasury securities or another profit making company. If StorageTek purchased treasury securities StorageTek would have earned interest and its investment would also have appreciated in value in the event that interest rates would have decline.

     Likewise, if StorageTek purchased another company, it would have immediately increased its earnings by the profit of the company purchased and the merging of the two companies would enhance StorageTek's product line.

MANAGEMENT'S RESPONSE

     Management of StorageTek believes that this stockholder proposal is contrary to the best interests of all stockholders and therefore opposes this proposal for the following reasons.

     Management believes that the proponent's proposal is fundamentally flawed both in subject matter and means of enforcement. If implemented, the proposal could operate to severely restrict the discretion of management in managing the business and affairs of the Company.

     As support for his proposal to require stockholder approval for an ill-defined group of activities, the proponent cites as an example the Company's stock re-purchase program that was announced in October 1997. During 1997 and 1998, the Company re-purchased and retired approximately 19% of its outstanding shares of Common Stock under this stock re-purchase program, using a mixture of cash and debt financing. Management believed that the stock re-purchase program represented an attractive method of returning a substantial amount of capital to the stockholders and was a good investment. Management continues to believe that the re-purchase program was a sound decision and enhanced stockholder value.

     Management believes that it would be impossible to determine exactly when stockholder approval would be required under the proponent's proposal. The proposal is devoid of any meaningful definitional and enforcement mechanisms. Thus, rather than promoting the Company's best interests, Management would be forced to evaluate its decisions against indefinite, subjective standards. The Company operates in markets that are characterized by rapid change and fierce competition and the proposal would strip management of its ability to quickly respond to changing conditions.

     Further, the vagueness of the proposal would make the task of crafting the proposed charter amendments an inexact, subjective exercise. Ultimately, the proponent's proposal could expose the Company to challenges by third parties, who might question the Company's ability to act on many types of matters without the approval of the stockholders, or result in the untenable situation where the Company would have to elect either to violate the provisions in its charter or to violate a federal or state law.

     Management believes that the proposal would undermine its ability to perform its legal duties and responsibilities to efficiently manage the affairs of the Company. Management further believes that existing federal and state laws, and the rules and regulations of the New York Stock Exchange, where the Company's shares are currently traded, as well as the Company's existing charter, contain approval mechanisms that adequately protect all stockholders, but do not unduly encumber management. For all of these reasons, Management regards the proponent's proposal as being contrary to the best interests of StorageTek stockholders.

MANAGEMENT'S RECOMMENDATION AND VOTE REQUIRED

     Approval of the Stockholder Proposal set forth above requires the affirmative vote of the majority of the Votes Cast. Proxies received by the Company will be voted "AGAINST" the Stockholder Proposal unless a contrary vote is specified.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE ABOVE PROPOSAL.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation earned during the last three fiscal years by the Chief Executive Officer ("CEO"); each of the other four most highly compensated executive officers of the Company (based on 1998 salary plus bonus) who were serving as such at December 25, 1998, the Company's fiscal year-end; and two individuals whose service as executive officers terminated during fiscal 1998 and who would have been listed as two of the four most highly compensated executive officers had they been serving as executive officers at the end of the fiscal year.

                                                                                          LONG-TERM COMPENSATION
                                                                                         -------------------------
                                                 ANNUAL COMPENSATION                              AWARDS
                                ------------------------------------------------------   -------------------------
                                                                                          RESTRICTED    SECURITIES
           NAME AND                                                    OTHER ANNUAL         STOCK       UNDERLYING
      PRINCIPAL POSITION        YEAR   SALARY($)(1)   BONUS($)(1)   COMPENSATION($)(2)   AWARDS($)(3)   OPTIONS(#)
      ------------------        ----   ------------   -----------   ------------------   ------------   ----------
DAVID E. WEISS                  1998     $722,923      $    -0-          $     --           $  -0-       114,860
  Chairman of the Board,        1997      616,769       992,000           119,000              -0-           -0-
  President and CEO             1996      497,116       834,900            51,000              -0-       608,968
VICTOR M. PEREZ                 1998      388,556           -0-            20,069(6)           -0-        47,256
  Executive Vice President and  1997      274,462       378,000            51,877(6)           -0-        40,000
  Chief Operating Officer       1996      205,365       242,880            21,833(6)           -0-        30,888
DONALD B. DAVIS(5)              1998      284,827           -0-            93,817(7)           -0-        15,468
  Former Corporate Vice         1997      259,077       283,617           161,777(7)           -0-        20,000
  President, Americas Field     1996      239,038       163,924           191,121(7)           -0-        15,664
  Operations
JEAN REICZYK                    1998      282,219           -0-                --              -0-        12,188
  Corporate Vice President      1997       74,667        69,333            38,039(8)         3,038        72,000
  and General Manager,          1996          N/A           N/A               N/A              N/A           N/A
  Solutions Business Group
BRUCE S. TAAFE(9)               1998      267,092       146,323           106,616(10)          -0-        11,954
  Vice President,
    International               1997      255,510       228,100             8,400(10)          -0-        27,000
  Field Operations              1996      270,491       186,999            12,004(10)          -0-         4,680
L. THOMAS GOOCH(11)             1998      285,578           -0-                --              -0-           -0-
  Former Executive Vice         1997      274,545       275,000            73,360              -0-           -0-
  President and General         1996      262,000       262,000            31,440              -0-        27,616
  Manager, Network Systems
DAVID E. LACEY(12)              1998      341,192           -0-                --              -0-        37,128
  Former Executive Vice         1997      288,462       335,000            61,200              -0-           -0-
  President and Chief
    Financial                   1996      238,077       293,250            25,800              -0-        98,120
  Officer


           NAME AND                 ALL OTHER
      PRINCIPAL POSITION        COMPENSATION($)(4)
      ------------------        ------------------
DAVID E. WEISS                       $ 50,772
  Chairman of the Board,               71,186
  President and CEO                    39,722
VICTOR M. PEREZ                        38,954
  Executive Vice President and         34,036
  Chief Operating Officer              16,474
DONALD B. DAVIS(5)                     21,568
  Former Corporate Vice                30,056
  President, Americas Field            24,185
  Operations
JEAN REICZYK                           10,332
  Corporate Vice President                409
  and General Manager,                    N/A
  Solutions Business Group
BRUCE S. TAAFE(9)                       2,452
  Vice President,
    International                      68,520
  Field Operations                        -0-
L. THOMAS GOOCH(11)                   724,499
  Former Executive Vice                39,238
  President and General                25,229
  Manager, Network Systems
DAVID E. LACEY(12)                     18,322
  Former Executive Vice                28,276
  President and Chief
    Financial                          19,267
  Officer

---------------

 (1) Salary and bonus are reported in the year earned even if not actually paid until the following year. Any compensation that was deferred at the Named Executive Officer's election is included in the salary or bonus column for the year in which it was earned. All bonuses were awarded under the Company's Management by Objective Bonus Program, except for: (i) marketing cash bonuses of $146,323 and $58,287 awarded to Mr. Taafe in 1998 and 1997, respectively; (ii) marketing cash bonuses of $23,617 and $43,924 awarded to Mr. Davis in 1997 and 1996, respectively; and (iii) discretionary cash bonuses of $108,900 and $38,250 awarded to Mr. Weiss and Mr. Lacey, respectively, in 1996.

 (2) Other Annual Compensation (except as noted in Footnotes 6, 7, 8 and 10 below) consists entirely of special cash bonuses to cover the personal income tax liabilities associated with the vesting of restricted stock. Perquisite amounts are not required to be reported if total perquisites for the Named Executive Officer were not more than the lesser of $50,000 or 10% of the Named Executive Officer's annual salary and bonus. The numbers shown for 1996 reflect certain adjustments to the perquisite calculations.

 (3) As of December 25, 1998, the aggregate number of restricted shares held by Named Executive Officers and their fair market values were as follows: Mr.
     Weiss: 6,420 shares valued at $207,527; Mr. Perez:

     7,464 shares valued at $241,274; Mr. Davis: 7,530 shares valued at $243,407; Mr. Taafe: 2,386 shares valued at $77,127; Mr. Gooch: 28,160 shares valued at $910,272 (all of the 28,160 restricted shares held by Mr. Gooch were repurchased on December 31, 1998, Mr. Gooch's termination date as an employee of the Company). All amounts have been adjusted to reflect the 2-for-1 stock split in the form of a 100% stock dividend on June 26, 1998. The fair market value was calculated by multiplying the number of restricted shares held by the officer by the closing price of the Company's Common Stock of $32.375 per share as reported in The Wall Street Journal at fiscal year-end and subtracting the purchase price. The executive officer has all the rights of a stockholder with respect to any shares of restricted stock, including the right to receive dividends, if any, except that the stock and any stock dividends are subject to a right of repurchase by the Company at the original purchase price paid by the executive officer and the shares may not be disposed of until the repurchase right lapses.

 (4) Amounts shown for 1998 include: (i) the value of premiums paid by the Company for Executive Group Term Life Insurance on behalf of the Named Executive Officers, as follows: Mr. Weiss: $21,743; Mr. Perez: $7,322; Mr.
     Davis: $8,707; Mr. Reiczyk: $3,491; Mr. Taafe: $2,023; Mr. Gooch: $8,727;
     Mr. Lacey: $8,937; (ii) the amount representing preferential interest (that portion of interest that is above-market rates under rules of the Securities and Exchange Commission) earned on deferred compensation, as follows: Mr. Weiss: $17,836; Mr. Perez: $25,056; Mr. Davis: $11,044; Mr.
     Reiczyk: $955; Mr. Taafe: $429; Mr. Gooch: $21,330; Mr. Lacey: $3,846;
     (iii) contributions made by the Company during fiscal 1998 to the 401(k) plan, as follows: Mr. Weiss: $3,116; Mr. Perez: $2,077; Mr. Davis: $1,817; Mr. Reiczyk: $2,600; Mr. Gooch: $4,800; Mr. Lacey: $1,731; (iv)
     contributions by the Company to the deferred compensation plan, as follows:
     Mr. Weiss: $8,077; Mr. Perez: $4,499; Mr. Reiczyk: $3,286; Mr. Gooch:
     $2,140; Mr. Lacey: $3,808; and (v) a severance payment of $687,502 paid to Mr. Gooch in 1998.

 (5) Mr. Davis resigned as an executive officer of the Company effective as of December 31, 1998.

 (6) All of the amounts shown for 1998 and 1996 represent tax equalization payments. The amount shown for 1997 includes $4,277, representing tax equalization payments, and a special cash bonus in the amount of $47,600, that was paid to Mr. Perez to cover the personal income tax liabilities associated with the vesting of shares of restricted stock.

 (7) The amounts shown include the forgiveness of outstanding loan balances, as follows: $75,000 in 1998, $84,687 in 1997, and $94,374 in 1996.

 (8) The amount shown for 1997 includes relocation payments of $34,902.

 (9) 1997 and 1996 amounts for Mr. Taafe were converted to U.S. dollars from Australian currency using fiscal year-end exchange rates.

(10) The 1998 amount includes a housing allowance of $47,906 and relocation payments of $42,842. The 1997 and 1996 amounts represent payments for fringe benefit taxes.

(11) Mr. Gooch resigned as an executive officer of the Company effective as of February 28, 1998.

(12) Mr. Lacey resigned as an executive officer of the Company effective as of December 18, 1998.

STOCK OPTION GRANTS TABLE

     The following table sets forth information regarding stock options granted to the Named Executive Officers during the fiscal year ended December 25, 1998. All amounts have been adjusted to reflect the 2-for-1 stock split effected in the form of a 100% stock dividend on June 26, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                           --------------------------------------------------
                                           % OF TOTAL                           POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF        OPTIONS                                ASSUMED ANNUAL RATES OF
                           SECURITIES      GRANTED TO                           STOCK PRICE APPRECIATION FOR
                           UNDERLYING      EMPLOYEES    EXERCISE                       OPTION TERM(1)
                            OPTIONS        IN FISCAL     PRICE     EXPIRATION   -----------------------------
          NAME             GRANTED(#)         1998       ($/SH)       DATE          5%($)          10%($)
          ----             ----------      ----------   --------   ----------   -------------   -------------
David E. Weiss...........    80,402(2)       4.75%      $30.313     02/05/08     $1,532,733      $3,884,246
                             34,458(3)       2.03%       30.313     02/05/08        656,886       1,664,677
Victor M. Perez..........    33,080(2)       1.95%       30.313     02/05/08        630,616       1,598,105
                             14,176(3)       0.84%       30.313     02/05/08        270,242         684,847
Donald B. Davis*.........    10,828(2)       0.64%       30.313     02/05/08        206,418         523,104
                              4,640(3)       0.27%       30.313     02/05/08         88,454         224,160
Jean Reiczyk.............     8,532(2)       0.50%       30.313     02/05/08        162,649         412,184
                              3,656(3)       0.22%       30.313     02/05/08         69,696         176,623
Bruce Taafe..............     8,368(2)       0.49%       30.313     02/05/08        159,522         404,261
                              3,586(3)       0.21%       30.313     02/05/08         68,361         173,241
L. Thomas Gooch*.........       -0-             0%           --           --             --              --
David E. Lacey*..........    25,990(2)(4)    1.53%       30.313     02/05/08        495,457       1,255,585
                             11,138(3)(4)    0.66%       30.313     02/05/08        212,328         538,080

---------------

 *  Former executive officer

(1) Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock appreciates at the annual rate shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term (10 years). The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. THE 5% AND 10% ASSUMED RATES OF APPRECIATION ARE MANDATED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION AND DO NOT IN ANY WAY REPRESENT THE COMPANY'S ESTIMATE OR PROJECTION OF FUTURE STOCK PRICES. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Company's Common Stock, the continued employment of the Named Executive Officer holding the option through its vesting period, and the subsequent exercise of the option by the Named Executive Officer.

(2) These non-qualified stock options were granted under the 1995 Equity Participation Plan at an exercise price equal to 100% of fair market value on the date of grant. These options become exercisable in three installments on the first three anniversary dates from the date of grant, and expire 10 years from the date of grant. These options generally are exercisable for 90 days after a voluntary termination to the extent vested at that time, but will terminate immediately upon a termination for cause. In the event of a recapitalization, stock dividend, merger, consolidation or reorganization (excluding any reorganization under the U.S. Bankruptcy Code), or sale of all or substantially all of the assets of the Company, the number and kind of shares and exercise price will be adjusted, as appropriate. In the event of a hostile tender offer, the vesting period of all options outstanding will accelerate. These options are not transferable, except upon disability, or upon death by testamentary will or pursuant to the laws of descent and distribution or, if permitted by applicable laws, the Committee may permit transfers to a limited class of persons.

(3) These performance-based non-qualified stock options were granted under the 1995 Equity Participation Plan at an exercise price equal to 100% of fair market value on the date of grant. These performance-based options generally become exercisable on the sixth anniversary of the date of grant, unless accelerated to the first three anniversary dates based on achieving performance goals, and expire 10 years from the date of grant. These performance-based options generally are exercisable for 90 days after a voluntary termination to the extent vested at that time, but will terminate immediately upon a termination for cause. In the event of a recapitalization, stock dividend, merger, consolidation or reorganization (excluding any reorganization under the U.S. Bankruptcy Code), or the sale of all or substantially all of the assets of the Company, the number and kind of shares and exercise price will be adjusted, as appropriate. In the event of a hostile tender offer, the vesting period of all options outstanding will accelerate. These options are not transferable, except upon disability, or upon death by testamentary will or pursuant to the laws of descent and distribution or, if permitted by applicable law, the Committee may permit transfers to a limited class of persons.

(4) Mr. Lacey terminated his full-time employment with the Company effective as of December 24, 1998. On February 5, 1998, Mr. Lacey was granted two options, including a non-qualified stock option to purchase 25,990 shares of Common Stock and a performance-based non-qualified option to purchase 11,138 of Common Stock. Both of these options terminated unexercised on December 24, 1998.

STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth information regarding stock options exercised by Named Executive Officers during the fiscal year ended December 25, 1998, and options held by them at fiscal year-end 1998. All amounts have been adjusted to reflect the 2-for-1 stock split effected in the form of a 100% stock dividend on June 26, 1998.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                          NUMBER OF SECURITIES
                                                               UNDERLYING               VALUE OF UNEXERCISED
                                                               UNEXERCISED              IN-THE-MONEY OPTIONS
                            SHARES                       OPTIONS AT 12/25/98(#)           AT 12/25/98($)(1)
                           ACQUIRED         VALUE      ---------------------------   ---------------------------
         NAME           ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           --------------   -----------   -----------   -------------   -----------   -------------
David E. Weiss........         -0-              -0-      609,740        355,114      $9,405,599     $3,595,341
Victor M. Perez.......      60,096       $  925,897        8,915         85,823         113,033        566,838
Donald B. Davis*......      21,742          328,703       18,944         39,494         242,758        330,399
Jean Reiczyk..........         -0-              -0-       20,000         28,188         153,750        148,138
Bruce Taafe...........      25,016          296,068        3,248         25,778          49,768        161,028
L. Thomas Gooch(2)*...      67,766        1,232,037          -0-         30,256             -0-        413,164
David E. Lacey(3)*....      64,576        1,429,078       71,691            -0-       1,000,633            -0-

---------------

 *  Former executive officer

(1) Value is calculated by (i) subtracting the exercise price per share from the fiscal year-end market value of $32.375 per share and (ii) multiplying by the number of shares subject to the option. Options that have an exercise price equal to or greater than the fiscal year-end market value are not included in the value calculation.

(2) Mr. Gooch's employment with the Company terminated on December 31, 1998. On that date, options to purchase 30,256 shares, reported as outstanding but unexercisable on December 25, 1998, terminated unexercised.

(3) Mr. Lacey resigned as an executive officer of the Company effective as of December 18, 1998.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has an agreement with David Weiss that was entered into in June 1996 and expires in May 1999. Under the terms of the agreement, Mr. Weiss receives an annual base salary and participates in the Company's MBO bonus plan. For 1999, Mr. Weiss' base salary has been fixed at $750,000, and his target MBO bonus potential is 95% of his base salary. The agreement provides for severance benefits in the event of involuntary termination without cause, or in the event of his death and, under certain circumstances, upon a change in control of the Company (as defined below). Following an involuntary termination, Mr. Weiss is entitled to receive a lump sum severance payment equal to the greater of (i) his annual base compensation through the end of the term of his agreement, or (ii) 100% of his annual base salary plus 100% of his target bonus potential (whether or not such bonus would have been otherwise payable). Upon a termination for cause, Mr. Weiss will receive compensation only through the date of termination. Mr. Weiss also participates in the Company's equity participation plan, profit sharing and thrift plan, deferred compensation plan and the executive officer life and medical insurance programs, and receives financial services and an automobile allowance.

     The Company also has agreements with the present executive officers, including Messrs. Perez, Reiczyk and Taafe, and an agreement with Mr. Davis, which provide for annual base compensation and participation in the MBO bonus plan, and severance payments in the event of involuntary termination without cause, or their death. Following such termination, the officers are entitled to receive a lump sum severance benefit equal to their annual base salary plus 100% of their target bonus potential (whether or not such bonus would have been otherwise payable). Upon a termination for cause, the officer will receive compensation only through the date of termination. The agreements also provide for participation in the Company's equity participation plan, profit sharing and thrift plan, deferred compensation plan and the executive life and medical insurance programs, and financial planning and automobile allowances. Mr. Taafe also receives travel, relocation, club, education and tax planning allowances and is entitled to receive a lump sum payment equal to his annual base salary plus 100% of his target bonus potential and an amount not to exceed $56,000 upon the expiration of his agreement with the Company. Mr. Davis resigned as an executive officer of the Company effective as of December 31, 1998. The Company entered into an agreement with Mr. Davis, which provides that he is entitled to receive a lump sum severance payment upon the expiration of his agreement equal to the involuntary termination amount and a relocation allowance.

     The Company's agreements with Messrs. Davis, Perez, Taafe and Weiss provide for a lump sum payment under certain conditions following a change in control. The amount of the payment is equal to a multiple of their annual base salary and target bonus potential. The multiple is two for Mr. Weiss and Mr. Perez and is one for Mr. Davis and Mr. Taafe. Also, in the event of a change in control, the agreements with Messrs. Weiss and Perez provide that all outstanding stock options and restricted stock would become fully vested. For purposes of these officers' agreements, a "change in control" is deemed to have occurred in the case of (i) a merger where the Company is not the surviving corporation or where the Company's stockholders immediately prior to the merger own 50% or less of the Company after the merger; (ii) sale of all or substantially all of the assets of the Company; or (iii) acquisition of more than 25% of the Company's outstanding voting stock by another person or group. In addition, the agreements with Mr. Weiss and Mr. Perez provide that, in the event that the payments due under the agreement would constitute "parachute payments" within the meaning of
Section 280G of the Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, the severance benefits provided for in the agreement will either be delivered in full or will be delivered to such lesser extent as will not result in any such excise tax, whichever results in the greatest amount of after-tax severance benefits to the former employee.

     For purposes of each of the agreements described above, "cause" means (i) willful breach of any provisions of the employment agreement between the Company and employee; (ii) gross negligence or dishonesty in performing duties for the Company; (iii) engaging in conduct that materially conflicts with the interests of the Company; (iv) engaging in conduct that is materially detrimental to the business of the Company; or (v) any intentional violation of the Company's policies.

     For a discussion of the determination by the Compensation Committee of the salary and bonus amounts for the Named Executive Officers, see "REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION" below.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires certain persons, including the Company's Directors and Section 16 Officers, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission ("Commission"). The Company is required to disclose in this Proxy Statement any late or missed filings of those reports during 1998 by its Directors, Officers (as defined in the rules under Section 16 of the Exchange
Act) and greater than 10% stockholders. Based upon the Company's review of the reporting forms received by it, and written representations that it received from certain persons that no Form 5 reports were required to be filed by those persons, the Company believes that all filing requirements applicable to its Directors, Officers and 10% stockholders were timely complied with for 1998.

   The information provided below is expressly excluded from incorporation by reference into any filings under the jurisdiction of the Securities and Exchange
                                  Commission.

                 REPORT OF THE HUMAN RESOURCES AND COMPENSATION
                COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Human Resources and Compensation Committee of the Board of Directors (the "Compensation Committee"), which consists entirely of nonemployee Directors. The current members of the Compensation Committee are Directors Keane (Chair), Armstrong, Chandler, Holmes and Lee.

     Executive Compensation Overview. The philosophy of the Company's compensation programs is based on achievement of Company objectives from the combined efforts of individuals. The Company uses a leveraged compensation package for officers that includes a number of components. The Compensation Committee determines the mix of components included in the total compensation package. The package is designed to align the individual's compensation with the short-term and long-term success of the Company, and is formulated based on three principles:

     - Pay for achievement of results. The Company's executive officers are rewarded based upon achieving short-term and long-term business and strategic objectives. Performance is measured based upon both the financial and operating performance of the Company and individual management and development goals.

     - Pay competitively. The Company's compensation levels are set at levels that will allow it to attract and retain key employees. The Company regularly reviews compensation surveys primarily of high-tech computer companies, and sets its compensation levels based upon the results of these reviews. The Compensation Committee believes that the surveyed companies are a close reflection of the companies that comprise the S&P Computer Hardware Index.

     - Align compensation with the expectations of customers and stockholders. Equity-based vehicles constitute a significant portion of the compensation package for executive officers. The use of equity is intended to encourage stock ownership in the Company and further align the interests of the individual with the interests of the customers and stockholders.

     Total Compensation. The combined compensation and benefit package for officers includes four elements: (1) base salary, (2) performance-based bonus,
(3) stock options and other equity-based vehicles, and (4) various other benefits. The particular mix of these elements determines the level of emphasis placed on risk-based incentives (including the performance-based bonus and equity-based vehicles) and fixed compensation (including base salary and other benefits). The Compensation Committee regularly assesses the mix to ensure that the principles of the compensation program are being maximized. For 1998, the mixture of the various elements could have resulted in total compensation ranges for the Chief Executive Officer of approximately 30% to 140% of the targeted competitive compensation level, and for the other executive officers, a range of 35% to 140% of the targeted level. The broad range of outcomes reflects the dependency of the officer's total compensation on share appreciation and attainment of performance goals. The Company did not achieve the pre-established financial performance goals for fiscal 1998 and, as a result, no performance-based bonuses were paid and no performance-based options were accelerated. The absence of the performance-based component resulted in the total compensation level for the Chief Executive Officer and each of the other Named Executive Officers for fiscal 1998 to fall below the adjusted market average for competitive companies.

     Base Salary. The Compensation Committee reviews the salaries of the Company's executive officers annually and in connection with promotions. For 1998, the Compensation Committee determined that the base salary levels for the executive officers were below the competitive market median for positions of similar responsibility and in light of individual experience. As a result, the Compensation Committee adjusted the base compensation opportunity for fiscal 1998, which included increasing the base salary levels for the executive officers. These adjustments, however, did not entirely erase the disparity and the 1998 base salary levels for the Company's executive officers remained below the competitive market level. See "Compensation of Executive Officers -- Employment Contracts and Termination of Employment and Change-in-Control Arrangements" above, for additional information regarding agreements between the Company and the Chief Executive Officer and other Named Executive Officers.

     Annual Performance Bonus. The Company maintains a management by objectives
(MBO) bonus program that provides an opportunity for officers to earn a bonus based upon the performance of both the Company and the individual. The officers' bonus potential is stated as a percentage of their base salaries and varies by position. In 1998, the MBO bonus program for the executive officers included four levels of performance (minimum, target, stretch and ultra-stretch) and applied four performance measures, including: earnings per share; revenue growth; development and training objectives; and a stockholder value add measurement. The Company's financial performance for fiscal 1998 did not achieve the earnings per share goal, which served as the threshold criteria with respect to the payment of any bonuses under the MBO plan. As a result, no MBO bonuses were paid to the executive officers. The Compensation Committee determines the performance levels and measures to be included in the formula used to determine payout levels prior to the start of the next service period. For 1998, the financial and operating performance criteria were established based upon the operating plan presented to the Board of Directors at the end of 1997.

     Stock Options and Other Equity-Based Tools. The Compensation Committee believes that stock options serve to directly link the amounts earned by the executive officers with the amount of appreciation realized by the Company's stockholders and serve as a critical retention incentive. The Company's option programs are structured to encourage key employees to continue in the employ of the Company and motivate superior performance that will meet the long-term expectations of stockholders. In determining the size of any option award, the Compensation Committee considers the individual's past performance and potential, the value of the option, using a modified Black-Scholes model, calculated by a third-party consultant, the position held by the individual and the individual's annual base salary compensation.

     The Compensation Committee considers option grants for officers annually, as well as in connection with promotions. In the first quarter of 1998, the Compensation Committee reviewed the option grants for executive officers in connection with their annual performance assessments. All of the Named Executive Officers were granted options with varying vesting schedules. Approximately 70% of these options will vest in three equal increments on the first three anniversaries of the date of grant; the remainder will vest on the sixth anniversary, unless accelerated during the first three years based on the attainment of pre-established performance goals. Based on the Company's financial performance in fiscal 1998, the Compensation Committee did not accelerate the vesting of a portion of performance-based options that were previously granted to the CEO and the other Named Executive Officers in 1995, 1996 and 1997.

     The Compensation Committee also periodically awards restricted stock to the executive officers and other key employees. The Compensation Committee has discretion to structure a vesting period tied to the Company's performance or, in the alternative, the lapse of certain time periods. In 1998, the Compensation Committee did not award any shares of restricted stock to any of the Named Executive Officers of the Company.

     Other Benefits. The executive officers participate in the employee stock purchase plan on terms consistent with the other participants, and various medical, dental, life, disability and benefit programs that are generally made available to all salaried employees. The officers also receive additional benefits, as the Company reimburses officers for certain out-of-pocket expenses associated with such programs, up to a maximum of $5,000 per year, and provides the officers with an individually owned universal life insurance policy in an amount equal to three times the officer's base salary (as compared to two times base salary as is the case for other employees). The officers of the Company also have the opportunity to participate in a deferred compensation plan.

     CEO Compensation. David E. Weiss has served as Chairman, President and CEO of the Company since May 1996. The Compensation Committee adheres to the same general compensation principles described above to determine Mr. Weiss' compensation. The Compensation Committee then recommends the annual compensation for Mr. Weiss to the full Board for approval. Mr. Weiss' base salary was set at $700,000 for 1998 and, for 1999, his base salary has been increased by approximately 7%, to $750,000. The salary adjustment reflects the Board's assessment of Mr. Weiss' performance and the results of competitive compensation surveys for persons with comparable experience and positions at similarly sized high-technology companies, which indicated that his compensation was below the targeted level. For purposes of this review, the Compensation Committee considers the same surveys that are used for all executive officers of the Company, as described above.

     For 1998, Mr. Weiss' MBO target bonus percentage was 80% of his base salary. The Compensation Committee did not award Mr. Weiss an MBO bonus for fiscal 1998, as the Company's financial performance did not achieve the pre-established performance goals. Mr. Weiss' bonus potential for 1999 has been set at 95% of his base salary. Mr. Weiss was granted stock options to purchase 114,860 shares in February 1998. These options have varying vesting schedules:
70% vest over three years and 30% vest on the sixth anniversary of the date of grant, unless they are accelerated based on the Company's achievement of performance targets. The Compensation Committee considers the same factors as described above for all officers when determining the size of any option award for Mr. Weiss.

     Stock Ownership Guidelines. The Compensation Committee has established stock ownership guidelines for the CEO and the other executive officers of the Company. The guidelines are expressed in terms of a set number of shares of stock, including Common Stock equivalents and vested restricted stock, but excluding any unexercised stock options. Officers are expected to achieve the stock ownership guidelines with a three-year period beginning on the date of their first election or appointment as an officer. The Compensation Committee believes that these guidelines will further align the interests of the officers with interests of the stockholders.

     Tax Deductibility of Executive Compensation. The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code, and the regulations thereunder ("Section 162(m)"). Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to further the Company's success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary in some circumstances. The Company's cash performance-based bonus plan for executive officers (subject to stockholder approval) and its stock option plan are designed to qualify as performance-based plans within the meaning of the Section so as to preserve deductibility by the Company of compensation paid under such plans.

     This report has been provided by the Compensation Committee.

Stephen J. Keane, Chair
William L. Armstrong
J. Harold Chandler
Maurice F. Holmes (since September 1998)
Robert E. Lee

   The information provided below is expressly excluded from incorporation by reference into any filings under the jurisdiction of the Securities and Exchange
                                  Commission.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock during the five years ended December 31, 1998, with the cumulative total return on the S&P 500 Index and the S&P Computer Hardware Index. The comparison assumes $100 was invested on December 31, 1993, in the Company's Common Stock and in each of such indices and assumes reinvestment of dividends, if any. Note that historic stock price is not necessarily indicative of future stock price performance.
LOGO

                                  DATA POINTS

                                          1993    1994    1995    1996    1997    1998
                                          --------------------------------------------
Storage Technology Corporation            100      91      75     149     194     224
S&P 500 Index                             100     101     139     171     229     294
S&P Computer Hardware Index               100     129     172     230     337     590

     The report of the Compensation Committee and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts and is not to be deemed to be soliciting material.

                                 OTHER MATTERS

     The Company knows of no other matters to be presented for consideration at the meeting other than those matters stated in the Notice of Annual Meeting of Stockholders. However, a stockholder presented a proposal for inclusion in the Proxy Statement, which the Company excluded pursuant to Rule 14a-8 under the Exchange Act. As described below, the Company's Bylaws require prior notification of a stockholder's intent to submit any business to the meeting. The deadline for such notification has passed and no other notification has been received. It is the intention of the proxy holders named in the enclosed proxy card to vote in accordance with their judgment on any other matters that may properly come before the meeting.

     Under the Company's Bylaws, in order for a matter to be deemed properly presented by a stockholder, notice must be delivered to or mailed and received by the Company, not less than 60 days nor more than 90 days prior to the first anniversary of the date on which notice of the prior year's annual meeting was mailed to stockholders (the "Advance Notice Period"). The stockholder's notice must set forth, as to each proposed matter: (a) a brief description of the business and reason for conducting such business at the meeting; (b) the name and address (as they appear on the Company's books) of the stockholder proposing such business, or the name of the beneficial holder or other party on whose behalf the proposal is made; (c) the class and number of shares of the Company owned by the stockholder or beneficial holder or other party on whose behalf the proposal is made; and (d) any material interest of the stockholder or beneficial holder or other party on whose behalf the proposal is made in such business. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

                             STOCKHOLDER PROPOSALS

     Any proposal that a stockholder may desire to present at the Company's Annual Meeting of Stockholders in 2000 and that such stockholder wishes to have included in the Company's Proxy Statement relating to such meeting must be received in writing by the Secretary of the Company on or before December 6, 1999 in order to be considered for possible inclusion in the Company's proxy materials. If a stockholder wishes to present a proposal at the Company's Annual Meeting in the year 2000 and the proposal is not intended to be included in the Company's proxy statement relating to that meeting, the stockholder must give advance notice to the Company on or after January 5, 2000, but on or prior to February 4, 2000, which is the Advance Notice Period for such meeting, as described above. If a stockholder gives notice of such a proposal outside of the Advance Notice Period, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Lizbeth J. Stenmark
                                            Secretary

April 5, 1999

                                     (LOGO)

                           Printed on recycled paper

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                         STORAGE TECHNOLOGY CORPORATION
                      1999 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned hereby appoints David E. Weiss, Jeffrey M. Dumas and Robert
S. Kocol, and each of them, as the lawful agents and proxies of the undersigned (with full power of substitution), to represent the undersigned and to vote, as specified herein, all shares of the Common Stock of Storage Technology Corporation (the "Company") standing in the undersigned's name as of the record date at the Annual Meeting of Stockholders of Storage Technology Corporation to be held on May 20, 1999, and any adjournment or postponement thereof, and, in their discretion, upon such other matters that may properly come before the meeting.

    TO VOTE BY INTERNET OR BY TELEPHONE, PLEASE SEE THE REVERSE SIDE OF THIS CARD. TO VOTE BY MAIL, PLEASE COMPLETE, SIGN AND DATE THIS CARD ON THE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR ALL OF THE MANAGEMENT'S NOMINEES FOR DIRECTOR, FOR MANAGEMENT'S PROPOSALS 2, 3, 4 AND 5, AND AGAINST THE STOCKHOLDER PROPOSAL.

                         (To Be Signed on Reverse Side)

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED
   IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4 AND 5, AND "AGAINST" PROPOSAL 6.

1. Election of Directors.        FOR All Nominees (except as indicated below) [ ]        WITHHOLD from all Nominees [ ]

    Nominees: James R. Adams   William L. Armstrong  J. Harold Chandler  Maurice F. Holmes    William R. Hoover
              William T. Kerr  Robert E. La Blanc    Robert E. Lee       Richard C. Steadman  David E. Weiss

   WITHHOLD AUTHORITY to vote for the nominees listed below:

--------------------------------------------------------------------------------
2. Approval of an amendment to the Restated Certificate of Incorporation to increase the authorized shares of the Common Stock to 300,000,000 shares.
    FOR [ ]                AGAINST [ ]                ABSTAIN [ ]
3. Approval of an amendment to the 1995 Equity Participation Plan to reserve an additional 4,750,000 shares of Common Stock for issuance thereunder.
    FOR [ ]                AGAINST [ ]                ABSTAIN [ ]
4. Approval of the terms of a performance-based incentive plan.
    FOR [ ]                AGAINST [ ]                ABSTAIN [ ]
5. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants.
    FOR [ ]                AGAINST [ ]                ABSTAIN [ ]
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" STOCKHOLDER PROPOSAL 6.
6. Approval of a stockholder proposal regarding stockholder approval of certain transactions by the Company.
    FOR [ ]                AGAINST [ ]                ABSTAIN [ ]

   In their discretion, the proxies are authorized to vote on any other matters that may properly come before the meeting.

                                        PLEASE MARK, DATE, SIGN AND RETURN THIS
                                        PROXY PROMPTLY USING THE ENCLOSED
                                        PRE-PAID ENVELOPE.

                                        ----------------------------------------
                                                      SIGNATURE(S)

                                        ----------------------------------------
                                                          DATE
                                        Please mark, date and sign this Proxy
                                        exactly as your name appears hereon. In
                                        case of joint ownership, each joint
                                        owner should sign. If you are acting as
                                        a trustee, executor, attorney-in-fact or in some other representative capacity, please indicate beneath your signature your title and for whom you are signing this Proxy.

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                         STORAGE TECHNOLOGY CORPORATION

                                  MAY 20, 1999

                           PROXY VOTING INSTRUCTIONS

TO VOTE BY INTERNET
-------------------
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your Control Number available when you access the web page.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your Control Number and the proxy card available when you call.

TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

                                                             ---------------------------------------
YOUR CONTROL NUMBER IS
                                                             ---------------------------------------

                                StorageTek LOGO

                                  EXHIBIT 10.1

                         STORAGE TECHNOLOGY CORPORATION
                         1995 EQUITY PARTICIPATION PLAN
                       (As amended through March 26, 1999)

                                    SECTION 1

                                  INTRODUCTION

         1.1 ESTABLISHMENT. Effective as provided in Section 22, the Company hereby establishes a plan of long-term stock-based compensation incentives for selected employees, directors and consultants of the Company and its affiliated corporations. The plan shall be known as the Storage Technology Corporation 1995 Equity Participation Plan (the "1995 Plan").

         1.2 PURPOSE. The purpose of the 1995 Plan is to provide employees, directors and consultants selected for participation in the 1995 Plan with added incentives to continue in the service of the Company and its affiliates and to create in such employees, directors and consultants a more direct interest in the future success of the operations of the Company and its affiliated corporations by relating incentive compensation to the achievement of long-term corporate economic objectives. The 1995 Plan is also designed to attract key employees, directors and consultants and to retain and motivate participating employees, directors and consultants by providing an opportunity for equity investment in the Company.

         1.3 NO EFFECT ON 1987 PLAN OPTIONS. Options granted pursuant to the Storage Technology Corporation 1987 Equity Participation Plan (the "1987 Plan") shall be governed by the terms and provisions of the option agreements covering such grants and by the provisions of the 1987 Plan.


                                    SECTION 2

                                   DEFINITIONS

         2.1 DEFINITIONS. The following terms shall have the meanings set forth below:

              (a) "Affiliated Corporation" means any corporation that is either a parent corporation with respect to the Company or a subsidiary corporation with respect to the Company (within the meaning of Sections 424(e) and (f), respectively, of the Internal Revenue Code).

              (b)  "Board" means the Board of Directors of the Company.

              (c) "Cause" means performance or conduct problems resulting in discharge, as determined by the Company or Affiliated Company, which determination will be conclusive.

              (d) "Committee" means a committee designated by the Board to administer the Plan or, if no committee is so designated, the Board.

              (e) "Common Stock" means the Company's $.10 par value voting common stock.

              (f) "Common Stock Equivalent" means a right to receive Common Stock in the future that may be granted to a Participant pursuant to Sections 12, 13 or 15 in lieu of a current issuance of Common Stock, subject to certain conditions and limitations imposed in accordance with such Sections.

              (g) "Consultant" means a natural person who performs services for the Company, or any Affiliated Corporation, or any division thereof in exchange for consideration, but who is not an Employee.

              (h)  "Director" means a member of the Board.

              (i) "Effective Date" means the effective date of the 1995 Plan, as set forth in Section 22 hereof.

              (j) "Eligible Employees" means those Employees upon whose judgment, initiative and efforts the Company or the Affiliated Corporations are, or are expected to become, largely dependent for the successful conduct of their business.

              (k) "Employee" means a natural person who is deemed an employee (including, without limitation, an officer or director who is also an employee) of the Company, or any Affiliated Corporation, in accordance with the rules contained in Section 3401(c) of the Internal Revenue Code and the regulations thereunder.

              (l) "Fair Market Value" means with respect to Common Stock, as of any date, the closing price of a share of Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the last trading day prior to that date. If no such prices are reported, then Fair Market Value shall mean the average of the high and low sale prices for the Common Stock (or if no sale prices are reported, the average of the high and low bid prices) as reported by the principal regional stock exchange, or if not so reported, as reported by Nasdaq or a quotation system of general circulation to brokers and dealers.

              (m) "Incentive Stock Option" means the right to purchase Common Stock granted to an Employee pursuant to Sections 6 and 7, which constitutes an incentive stock option within the meaning of Section 422 of the Internal Revenue Code, and which may or may not be issued with related Stock Appreciation Rights.

              (n) "Internal Revenue Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

              (o) "Long-Term Employee" means a person who, as of the date he or she ceases to be an Employee of the Company or any Affiliated Corporation, has been an Employee of the Company or any Affiliated Corporation for six years or more, with no break in such employment of longer than one year.

              (p) "MBO Payment" means a payment to a Participant pursuant to the Company's MBO Plan, which payment may be made either in shares of Common Stock, Common Stock Equivalents or in cash, or partly in Common Stock, partly in Common Stock Equivalents and partly in cash, as determined in accordance with the provisions of Section 13.

              (q) "MBO Equity Plan" means the Company's Management By Objective Plan, as established by the Board or the Committee from time to time, pursuant to which MBO Payments are made from time to time in the manner and under the conditions established by the Board or the Committee.

              (r) "Non-Qualified Option" means a right to purchase Common Stock granted to a Participant pursuant to Sections 6 and 8, which does not qualify as an Incentive Stock Option or which is designated as a Non-Qualified Option, and which may or may not be issued with related Stock Appreciation Rights.

              (s)  "Outside Director" means a Director who is not an Employee.

              (t) "Participant" means an Eligible Employee, Director or Consultant designated by the Committee from time to time during the term of the 1995 Plan to receive one or more of the stock-based compensation incentives provided under the 1995 Plan.

              (u) "Reduction in Force" means any termination of employment that, in the sole judgment of the Company, is (i) made at the request of the Company or an Affiliated

Corporation and is due to the elimination of the Employee's position, or (ii) a reduction in the number of persons employed by the Company, either overall or in the Employee's function, department, division or other relevant workplace unit.

              (v) "Restricted Stock Award" means an award of Common Stock granted to a Participant pursuant to Section 10 that is subject to certain restrictions imposed in accordance with the provisions of such Section.

              (w) "Retire" means any termination of employment that is deemed to be a "Retirement" by a resolution of the Board of Directors, or any termination of employment made at the request of the Employee if, as of the date of such termination, such Employee (a) is age 62 or older and (b) has, at the time of such termination, been employed by the Company or any Affiliated Corporation for six years or more, with no break in such employment of longer than one year.

              (x) "Retired" means the status of any former Employee after he or she Retires.

              (y) "Stock Appreciation Right" means a right granted to a Participant pursuant to Section 9 to receive a payment from the Company equal to the difference between the Fair Market Value of one or more shares of Common Stock subject to a Non-Qualified Option or an Incentive Stock Option and the exercise price of such shares under the terms of such Stock Option.

              (z) "Stock Option" means an Incentive Stock Option or a Non-Qualified Option.

         2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

                                    SECTION 3

                               PLAN ADMINISTRATION

         3.1 ADMINISTRATION GENERALLY. The 1995 Plan shall be administered by the Board or Committee. In accordance with the provisions of the 1995 Plan, the Committee, in its sole discretion:

                   (i) shall select the Participants from Eligible Employees, Directors and Consultants;

                   (ii) shall determine the number of shares of Common Stock to be subject to Incentive Stock Options, Non-Qualified Options, Stock Appreciation Rights, Restricted Stock Awards and other Common Stock or Common Stock Equivalent awards granted pursuant to the 1995 Plan;

                   (iii) shall determine the number of shares of Common Stock or Common Stock Equivalents to be issued as MBO Payments;

                   (iv) shall determine the time at which such options, rights, awards and payments are to be granted;

                   (v) shall fix the exercise price, period and the manner in which a Stock Option becomes exercisable;

                   (vi) shall establish the duration and nature of Restricted Stock Award restrictions;

                   (vii) shall determine the Fair Market Value of the Common Stock, in accordance with Section 2.1(l) of the 1995 Plan;

                   (viii) shall determine whether and under what circumstances, if any, a Stock Option or Stock Appreciation Right may be settled in cash or Common Stock Equivalents instead of Common Stock;

                   (ix) may reduce the exercise price of any Stock Option or Stock Appreciation Right to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such option or right shall have declined since the date the Stock Option was granted;

                   (x) may modify or amend the terms and conditions of any Stock Option, Stock Appreciation Right, Restricted Stock Award or other Common Stock award, subject to Section 19 of the Plan (including, but not limited to, accelerating vesting or waiving forfeiture restrictions);

                   (xi)   may institute an option exchange program;

                   (xii) may authorize any person to execute on behalf of the Company any instrument required to effect the grant of a Stock Option, Stock Appreciation Right, Restricted Stock Award or other Common Stock or Common Stock Equivalent award previously granted by the Committee; and

                   (xiii) shall establish such other terms and requirements of the various compensation incentives under the 1995 Plan as the Committee may deem necessary or desirable and consistent with the terms of the 1995 Plan.

The Committee shall determine the form or forms of the agreements with Participants, which shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Participants with respect to Incentive Stock Options, Non-Qualified Options, Stock Appreciation Rights, Common Stock Equivalent and Restricted Stock Awards granted pursuant to the 1995 Plan, which provisions need not be identical except as may be provided herein. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the 1995 Plan as it may deem proper and in the best interests of the Company. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the 1995 Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient to carry the 1995 Plan into effect, and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the 1995 Plan shall be binding and conclusive for all purposes and on all persons, subject only to the review and control of the Board on all Plan matters except selection of Participants.

         3.2 MULTIPLE ADMINISTRATIVE BODIES. If permitted by Rule 16b-3, the 1995 Plan may be administered by different bodies with respect to Directors who are Employees, Outside Directors, officers (within the meaning of Rule 16a-1(f)) who are not Directors, and Employees who are neither Directors nor officers.

         3.3 ADMINISTRATION WITH RESPECT TO DIRECTORS AND OFFICERS. With respect to grants of Stock Options, Stock Appreciation Rights, Restricted Stock Awards or other

Common Stock or Common Stock Equivalent awards under the 1995 Plan to Employees who are also officers or Directors, the 1995 Plan shall be administered by:

              (a) the Board, if the Board may administer the 1995 Plan and still have transactions under the 1995 Plan qualify for exemption under Rule 16b-3, or

              (b) a Committee designated by the Board to administer the 1995 Plan, which Committee shall be constituted (i) in such a manner as to permit awards granted under the 1995 Plan to qualify for exemption under Rule 16b-3 and
(ii) in such a manner as to satisfy applicable laws.

         3.4 ADMINISTRATION WITH RESPECT TO OTHER PERSONS. With respect to grants of Stock Options, Stock Appreciation Rights, Restricted Stock Awards or other Common Stock or Common Stock Equivalent awards to Employees who are neither Directors nor officers, the 1995 Plan shall be administered by:

              (a)  the Board or

              (b) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy applicable laws.

         3.5 COMMITTEE COMPOSITION. Once a Committee has been appointed pursuant to Section 3.3 or 3.4, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) or remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by applicable laws and, in the case of a Committee appointed under
Section 3.3, to the extent permitted by Rule 16b-3 as it applies to transactions intended to qualify thereunder as exempt transactions.


                                    SECTION 4

                            STOCK SUBJECT TO THE PLAN

         4.1 NUMBER OF SHARES. Thirteen Million Five Hundred Fifty Thousand (13,550,000) shares of Common Stock are authorized for issuance under the 1995 Plan in accordance with the provisions of the 1995 Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary; provided, that Four

Million Seven Hundred Fifty Thousand (4,750,000) shares are subject to the approval of the stockholders of the Company at the 1999 Annual Meeting of Stockholders. This authorization may be increased from time to time by approval of the Board and the stockholders of the Company. Shares of Common Stock that are issued upon exercise of Incentive Stock Options, Non-Qualified Options, or Stock Appreciation Rights or pursuant to MBO Payments, shares of Common Stock that are issued as Restricted Stock Awards, shares of Common Stock that are issued in connection with Common Stock Equivalents, and shares of Common Stock that are issued pursuant to a plan adopted pursuant to Section 15, shall be applied to reduce the number of shares of Common Stock remaining available for future issuance under the 1995 Plan.

         4.2 UNUSED AND FORFEITED STOCK. Any shares of Common Stock that are subject to an Incentive Stock Option or a Non-Qualified Option that expires or for any reason is terminated unexercised, and with respect to which no related Stock Appreciation Right has been exercised, any shares of Common Stock that are subject to Common Stock Equivalents or to a Restricted Stock Award and that are forfeited (the "Forfeited Restricted Stock"), and any shares of Common Stock that for any other reason are not issued to a Participant (not including shares withheld pursuant to Section 20.2) or are forfeited (if forfeited, the "Other Forfeited Stock"), shall automatically become available for use under the 1995 Plan; provided, however, that (i) no shares of Forfeited Restricted Stock or Other Forfeited Stock may be subject to Incentive Stock Options and (ii) such shares shall not be returned to the 1995 Plan if prohibited by Rule 16b-3.

         4.3  CAPITAL ADJUSTMENTS.

             (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Stock Option, Stock Appreciation Right and Common Stock Equivalent ("Rights"), and the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Stock Options, Stock Appreciation Rights or Common Stock Equivalents have yet been granted or that have been returned to the Plan upon cancellation or expiration of a Stock Option, Stock Appreciation Right or Common Stock Equivalents (the "Shares Available for Future Grant"), as well as the price per share of Common Stock covered by each outstanding Stock Option or Stock Appreciation Right, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such proportionate adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into or exercisable for shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares Available for Future Grant or the number or price of shares of Common Stock subject to outstanding Stock Options or Stock Appreciation Rights.

              (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that a Stock Option or Stock Appreciation Right has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. The Committee may, in the exercise of its sole discretion in such instances, declare that any Stock Option or Stock Appreciation Right shall terminate as of a date fixed by the Committee and give each Participant the right to exercise his or her Stock Option or Stock Appreciation Right in whole or in part, including with respect to shares as to which the Stock Option or Stock Appreciation Right would not otherwise be exercisable. Unless determined otherwise by the Committee, Common Stock Equivalents shall convert into shares of Common Stock immediately prior to the consummation of any such dissolution or liquidation.

              (c) Merger or Asset Sale. In the event of a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company, each outstanding Stock Option, Stock Appreciation Right and Common Stock Equivalent may be assumed or an equivalent Stock Option, Stock Appreciation Right or Common Stock Equivalent may be substituted by the successor corporation or a parent or subsidiary of the successor corporation. The Committee may, in lieu of such assumption or substitution of Stock Options and Stock Appreciation Rights, provide for Optionees to have the right to exercise his or her Stock Option or Stock Appreciation Right in whole or in part, including with respect to shares as to which it would not otherwise be exercisable. If the Committee makes a Common Stock Equivalent convertible into shares of Common Stock or makes a Stock Option or Stock Appreciation Right exercisable in lieu of assumption or substitution in the event of a merger, consolidation or sale of assets, the Committee shall notify the Participants and, in the case of a Stock Option or Stock Appreciation Right, shall notify the Optionee that the Stock Option or Stock Appreciation Right shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Stock Option or Stock Appreciation Right shall terminate upon the expiration of such period. For the purposes of this paragraph, the Stock Option, Stock Appreciation Right or Common Stock Equivalent shall be considered assumed if, following the merger, consolidation or sale of assets, the Stock Option, Stock Appreciation Right or Common Stock Equivalent confers the right to purchase or receive, for each share of Common Stock subject to the Stock Option,

Stock Appreciation Right or Common Stock Equivalent immediately prior to the merger, consolidation or sale of assets, the consideration (whether stock, cash or other securities or property) received in the merger, consolidation or sale of assets by holders of Common Stock for each share held on the effective date of the transaction (and, if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger, consolidation or sale of assets was not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon conversion of a Common Stock Equivalent or upon the exercise of the Stock Option or Stock Appreciation Right, for each share of Common Stock subject to the Stock Option, Stock Appreciation Right or Common Stock Equivalent to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger, consolidation or sale of assets.


                                    SECTION 5

                                  PARTICIPATION

         5.1 ELIGIBILITY. Participants in the 1995 Plan shall be those Eligible Employees, Directors and Consultants who, in the judgment of the Committee, are performing, or during the term of their service to the Company are expected to perform, vital services in the management, operation and development of the Company or an Affiliated Corporation, and significantly contribute or are expected to significantly contribute to the achievement of long-term corporate economic objectives. Participants who are Employees may be granted from time to time one or more Incentive Stock Options (with or without Stock Appreciation Rights), and Participants (whether or not they are Employees) may be granted one or more Non-Qualified Options (with or without Stock Appreciation Rights), one or more Restricted Stock Awards, one or more MBO Payments in Common Stock Equivalents or in shares of Common Stock, Common Stock equivalents pursuant to
Section 12, and one or more other Common Stock or Common Stock Equivalent awards pursuant to Section 15; provided, however, that the grant of each such option, right, award or payment shall be separately approved by the Committee, and receipt of one such option, right, award or payment shall not result in automatic receipt of any other option, right, award or payment. Upon determination by the Committee that a Stock Option, Stock Appreciation Right, Restricted Stock Award, MBO Payment or other Common Stock or Common Stock Equivalent award is to be granted to a Participant, written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto. Each Participant shall, if required by the Committee, enter into an agreement with the Company, in such form as the Committee shall determine and as is consistent with the provisions of the 1995 Plan, specifying such terms, conditions, rights and duties. Stock Options, Stock Appreciation Rights, Restricted Stock Awards, MBO Payments and other Common Stock or Common Stock Equivalent awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related agreement with the Participant. In the event of any inconsistency between the provisions of the 1995 Plan and any such agreement entered into hereunder, the provisions of the 1995 Plan shall govern.

         5.2 LIMITATIONS. The following limitations shall apply to grants of Stock Options and Stock Appreciation Rights to Participants:

              (a) No Participant shall be granted, in any fiscal year of the Company, Stock Options and Stock Appreciation Rights to purchase more than 500,000 shares.

              (b) The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization as described in
Section 4.3.

              (c) If a Stock Option or Stock Appreciation Right is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 4.3), the canceled Stock Option or Stock Appreciation Right shall be counted against the limit set forth in Section 5.2(a). For this purpose, if the exercise price of a Stock Option or Stock Appreciation Right is reduced, the transaction will be treated as a cancellation of the Stock Option or Stock Appreciation Right and the grant of a new Stock Option or Stock Appreciation Right.

              (d) Incentive Stock Options may not be granted to Outside Directors or to Consultants.

         5.3 RULE 16b-3. Stock Options, Stock Appreciation Rights, Restricted Stock Awards, MBO Payments and other Common Stock or Common Stock Equivalent awards granted to Participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must comply with the applicable provisions of Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to 1995 Plan transactions.

                                    SECTION 6

                                  STOCK OPTIONS

         6.1 GRANT OF STOCK OPTIONS. Coincident with or following designation for participation in the 1995 Plan, a Participant may be granted one or more Stock Options. The Committee in its sole discretion may designate whether a Stock Option granted to an Employee is to be considered an Incentive Stock Option or a Non-Qualified Option. The Committee may grant both an Incentive Stock Option and a Non-Qualified Option to the same Employee at the same time or at different times. Incentive Stock Options and Non-Qualified Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event will the exercise of one Stock Option affect the right to exercise any other Stock Option or affect the number of shares of Common Stock for which any other Stock Option may be exercised. All Stock Options granted to Participants who are not Employees shall be Non-Qualified Options.

         6.2 MANNER OF STOCK OPTION EXERCISE. A Stock Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained herein, (i) by delivery of written notice of exercise to the Company at its principal office in Louisville, Colorado (Attention:
Corporate Secretary), in person or through mail, facsimile or electronic mail, or by delivery of notice of exercise in such other method as has been approved by the Committee, and (ii) by paying in full, with the written notice of exercise or at such other time as the Committee may establish, the total exercise price under the Stock Option for the shares being purchased. Such notice shall be in a form satisfactory to the Committee and shall specify the particular Stock Option (or portion thereof) that is being exercised and the number of shares with respect to which the Stock Option is being exercised. The exercise of the Stock Option shall be deemed effective upon receipt of such notice by the Corporate Secretary and payment to the Company. As soon as practicable after the effective exercise of the Stock Option, and upon satisfaction of all applicable withholding requirements pursuant to Section 20, the Participant shall be recorded on the stock transfer books of the Company as the owner of the shares purchased and the Company shall deliver to the Participant one or more duly issued and executed stock certificates evidencing such ownership.

         6.3 PAYMENT OF STOCK OPTION EXERCISE PRICE. At the time of the exercise of a Stock Option, payment of the total Stock Option exercise price for the shares to be purchased shall be made in the manner specified in the option agreement relating to such Stock Option, which may include any or all of the following methods of payment:

                  (i)    in cash or by check;

                   (ii) by transfer from the Participant to the Company of shares of Common Stock (other than shares of Common Stock that the Committee determines by rule may not be used to exercise Stock Options) with a then current aggregate Fair Market Value equal to the total Stock Option exercise price;

                   (iii) delivery to the Company of (A) a properly executed exercise notice, (B) irrevocable instructions to a broker to sell a sufficient number of the shares being exercised to cover the exercise price and to promptly deliver to the Company the amount of sale proceeds required to pay the exercise price and any required tax withholding relating to the exercise, and (C) such other documentation as the Committee and the broker shall require to effect a same-day exercise and sale;

                   (iv) delivery to the Company of (A) a properly executed exercise notice, (B) irrevocable instructions to a broker or other third party acceptable to the Company to hold the shares being exercised as collateral for a loan to the Optionee of an amount sufficient to cover the exercise price and to promptly deliver to the Company the amount of loan proceeds required to pay the exercise price and any required tax withholding relating to the exercise and (C) such other documentation as the Committee and the broker or other third party shall require to effect the transaction;

                   (v) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee's participation in any Company-sponsored deferred compensation program or arrangement;

                   (vi)  any combination of the foregoing methods of payment; or

                   (vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable laws, rules and regulations and by the agreement relating to the Stock Option being exercised.

In the event that the option agreement does not specify the acceptable methods of payment of the exercise price, payment may be made by any of the methods specified in clauses (i) through (iii), inclusive, of this Section 6.3, or any combination of such methods of payment.

         6.4 STOCKHOLDER PRIVILEGES. No Participant shall have any rights as a stockholder with respect to any shares of Common Stock covered by a Stock Option until the Participant becomes the holder of record of such Common Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Participant becomes the holder of record of such Common Stock.

                                    SECTION 7

                             INCENTIVE STOCK OPTIONS

         7.1 INCENTIVE STOCK OPTION EXERCISE PRICE. The per share price to be paid by a Participant at the time an Incentive Stock Option is exercised shall be determined by the Committee at the time an Incentive Stock Option is granted (or deemed to have been granted under applicable tax rules), but in no event shall such exercise price be less than:

              (a) one hundred percent of the Fair Market Value, on the date the Incentive Stock Option is granted (or deemed to have been granted under applicable tax rules), of one share of the stock to which such Stock Option relates; or

              (b) one hundred and ten percent of the Fair Market Value, on the date the Incentive Stock Option is granted (or deemed to have been granted under applicable tax rules), of one share of the stock to which such Stock Option relates if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly (as determined pursuant to Section 424(d) of the Internal Revenue Code), ten percent or more of the total combined voting power of all classes of stock of the Company or of any Affiliated Corporation (such a Participant is referred to as a "10% Holder").

         7.2 NUMBER OF OPTION SHARES. The number of shares of Common Stock subject to an Incentive Stock Option shall be designated by the Committee at the time the Committee decides to grant an Incentive Stock Option.

         7.3 AGGREGATE LIMITATION OF STOCK EXERCISABLE UNDER OPTIONS. To the extent the aggregate Fair Market Value, determined as of the time an Incentive Stock Option is granted, of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Option Holder in any calendar year under the 1995 Plan or otherwise, granted by the Company and Affiliated Corporations, exceeds $100,000, such excess shall be treated as a Non-Qualified Option.

         7.4 DURATION OF INCENTIVE STOCK OPTIONS. The period during which an Incentive Stock Option may be exercised shall be fixed by the Committee, but in no event shall such period be more than ten years from the date the Stock Option is granted, or, in the case of Participants who are 10% Holders as described in
Section 7.1(b), five years from the date the Stock Option is granted. No Incentive Stock Option with respect to which Stock Appreciation Rights have been granted may be exercised during the six-month period following the date on which such Stock Option was granted. Upon the expiration of such exercise period, the Incentive Stock Option, to the extent not then exercised, shall terminate.

Except as otherwise provided in Section 11, all Incentive Stock Options granted to a Participant hereunder shall terminate and may no longer be exercised if the Participant ceases to be an Employee.

         7.5 RESTRICTIONS ON EXERCISE OF INCENTIVE STOCK OPTIONS. Incentive Stock Options may be granted subject to such restrictions as to the timing of exercise of all or various portions thereof as the Committee may determine at the time it grants Incentive Stock Options to Participants.

         7.6 DISPOSITION OF STOCK ACQUIRED PURSUANT TO THE EXERCISE OF INCENTIVE STOCK OPTIONS -- WITHHOLDING. In the event that a Participant makes a disposition (as defined in Section 424(c) of the Internal Revenue Code) of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of two years from the date on which the Incentive Stock Option was granted or prior to the expiration of one year from the date on which the Stock Option was exercised, the Participant shall send written notice to the Company at its principal office in Louisville, Colorado (Attention: Corporate Secretary) of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition and any other information relating to such disposition as the Company may reasonably request. The Participant shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding required by federal, state and local income and other tax laws.


                                    SECTION 8

                              NON-QUALIFIED OPTIONS

         8.1 OPTION EXERCISE PRICE. The per share price to be paid by the Participant at the time a Non-Qualified Option is exercised shall be determined by the Committee at the time the Stock Option is granted or amended, but in no event shall such exercise price per share be less than eighty-five percent of the Fair Market Value of one share of Common Stock on the date the Stock Option is granted or amended.

         8.2 NUMBER OF OPTION SHARES. The number of shares of Common Stock subject to a Non-Qualified Option shall be designated by the Committee at the time the Committee decides to grant a Non-Qualified Option.

         8.3 DURATION OF NON-QUALIFIED OPTIONS; RESTRICTIONS ON EXERCISE. The period during which a Non-Qualified Option may be exercised, and the installment restrictions on option exercise during such period, if any, shall be fixed by the Committee, but in no event shall such period be more than ten years from the date the Stock Option is granted, and no Non-Qualified Option with respect to which Stock Appreciation Rights have been granted may be exercised during the six-month period immediately following the date on which such Stock Option was granted. Upon the expiration of such exercise period, the Non-Qualified Option, to the extent not then exercised, shall terminate. Except as otherwise provided in
Section 11, all Non-Qualified Options granted to a Participant hereunder shall terminate and may no longer be exercised if the Participant ceases to be an Employee, Director or Consultant.


                                    SECTION 9

                            STOCK APPRECIATION RIGHTS

         9.1 GRANT OF RIGHTS. A Stock Appreciation Right may be granted to a Participant in conjunction with any Incentive Stock Option or Non-Qualified Option granted to such Participant, as determined by the Committee, (i) at the time of the grant of such Stock Option in the case of an Incentive Stock Option or (ii) at the time of grant, or at any subsequent time during the term of the Stock Option, in the case of a Non-Qualified Option. Once granted, the term of a Stock Appreciation Right shall be equal to the term of its related Stock Option. Upon exercise of a Stock Appreciation Right by a Participant for a share of Common Stock, the related Stock Option shall be terminated with respect to such share. Incentive Stock Options and Non-Qualified Options shall not be exercisable with respect to shares of Common Stock for which Stock Appreciation Rights have been exercised. Upon such Stock Appreciation Right exercise, the Participant shall be entitled to receive the economic value of such Stock Appreciation Right determined in the manner prescribed in Section 9.2.

         9.2 EXERCISE OF STOCK APPRECIATION RIGHTS. Stock Appreciation Rights shall be subject to such terms and conditions consistent with other provisions of the 1995 Plan as may be determined from time to time by the Committee and shall include the following:

              (a) A Stock Appreciation Right shall be exercisable, in whole or in part, at such time or times and only to the extent that the Stock Option to which it relates shall be exercisable; provided, however, that, except as otherwise provided in Section 11, no Stock Appreciation Right shall be exercisable during the six-month period following the date of its grant. A Stock Appreciation Right shall be exercised by the giving of notice in the same manner as the Stock Option to which it relates may be exercised.

              (b) Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive the economic value thereof, which shall be equal to (i) the excess of the then Fair Market Value of one share of Common Stock over the exercise price per share specified in the related Stock Option, multiplied by (ii) the number of shares in respect of which the Stock Appreciation Right is being exercised.

              (c) The Committee shall, in the agreement relating to the Stock Appreciation Right, either (i) specify the form in which payment of the economic value of exercised Stock Appreciation Rights will be made to the Participant upon exercise thereof (i.e., cash, Common Stock, or a specified combination thereof) or (ii) grant the Participant the right to elect to receive cash in full or partial payment of such economic value, at the Participant's discretion. If the agreement relating to the Stock Appreciation Right does not so specify, then the Participant shall have the right to elect cash or Common Stock, Common Stock Equivalents or any combination thereof. If the Participant is not an "officer" or "director" of the Company, as those terms are defined in the rules under Section 16 of the Exchange Act, at the time of grant or exercise of the Stock Appreciation Right, then the Committee may retain the right to either consent to or disapprove of Participant's elected method of payment.

         9.3 STOCKHOLDER PRIVILEGES. No Participant shall have any rights as a stockholder with respect to any shares of Common Stock covered by a Stock Appreciation Right until the Participant becomes the holder of record of such Common Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Participant becomes the holder of record of such Common Stock.


                                   SECTION 10

                             RESTRICTED STOCK AWARDS

         10.1 AWARDS GRANTED BY COMMITTEE. Coincident with or following designation for participation in the 1995 Plan, a Participant may be granted one or more Restricted Stock Awards consisting of shares of Common Stock. The number of shares granted as a Restricted Stock Award shall be determined by the Committee. The Committee may, in its discretion, require the payment by the Participant of cash in an amount equal to the par value of the Common Stock subject to the Restricted Stock Award as a condition precedent to the issuance of Common Stock to the Participant.

         10.2 RESTRICTIONS. A Participant's right to retain a Restricted Stock Award granted to him or her under Section 10.1 shall be subject to such restrictions, including but not limited to the Participant's continuous status as an Employee, Director or Consultant for a restriction period specified by the Committee, or the attainment of specified performance goals and objectives, as may be established by the Committee with respect to such award. The Committee may in its sole discretion require different periods of employment, director service or consulting service or different performance goals and objectives with respect to different Participants, to different Restricted Stock Awards or to separate, designated portions of the Common Stock shares constituting a Restricted Stock Award. Subject to the provisions of Sections 11 and 14, if a Participant's continuous status as an Employee, Director or Consultant terminates prior to the end of such restriction period or the attainment of such goals and objectives as may be specified by the Committee, the Restricted Stock Award shall be forfeited and all shares of Common Stock related thereto shall be immediately returned to the Company.

         10.3 PRIVILEGES OF A STOCKHOLDER; TRANSFERABILITY. A Participant shall have all voting, dividend, liquidation and other rights with respect to Common Stock in accordance with its terms received by him or her as a Restricted Stock Award under this Section 10 upon becoming the holder of record of such Common Stock; provided, however, that the Participant's right to sell, encumber, or otherwise transfer such Common Stock (and any other securities issued in respect of such shares of Common Stock as a stock dividend, stock split or the like) shall be subject to the limitations of Section 16.2 hereof.

         10.4 ENFORCEMENT OF RESTRICTIONS. The Committee may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Section 10.2 and 10.3:

              (a) Placing a legend on the stock certificates referring to the restrictions;

              (b) Requiring the Participant to keep the stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or

              (c) Requiring that the stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.




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



                                   SECTION 11

               EFFECT OF TERMINATION OF SERVICE ON STOCK OPTIONS,
              STOCK APPRECIATION RIGHTS AND RESTRICTED STOCK AWARDS

         11.1 EFFECT OF TERMINATION OF SERVICE ON STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. No Stock Option or Stock Appreciation Right may be exercised unless, at the time of such exercise, the Participant is an Employee, Director or Consultant, except as follows:

              (a) The Stock Option or Stock Appreciation Right may be exercised within such period of time after termination of service as is specified in the Stock Option or Stock Appreciation Right agreement or instrument, but (i) in no event may such post-termination period extend beyond the original expiration date of the Stock Option or Stock Appreciation Right and
(ii) only to the extent that the Participant was entitled to exercise it at the date of termination of service. In the absence of a specified time in the Stock Option or Stock Appreciation Right agreement or instrument, the Stock Option or Stock Appreciation Right shall remain exercisable for the applicable period and to the extent specified in Section 11.5 below following the Participant's termination of service as an Employee, Director or Consultant. In the case of an Incentive Stock Option, such period of time shall not exceed 90 days from the date of termination of status as an Employee; provided, however, that the agreement may specify a longer period, in which case Stock Option shall convert to a Non-Qualified Option on the 91st day following termination of employment.

              (b) If the Participant dies while serving as an Employee, Director or Consultant, or within three months after the Participant ceases such service, the Stock Option or Stock Appreciation Right may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within such period of time after death as is specified in the Stock Option or Stock Appreciation Right agreement or instrument, but in no event may such post-death period extend beyond the original expiration date of the Stock Option or Stock Appreciation Right. In the absence of a specified time in the Stock Option or Stock Appreciation Right agreement or instrument, the Stock Option or Stock Appreciation Right shall remain exercisable for the applicable period and to the extent specified in Section 11.5 below.

              (c) If the Participant becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) while serving as an Employee, Director or Consultant, the Stock Option or Stock Appreciation Right may be exercised within such period of time after termination of service as is specified in the Stock Option or Stock Appreciation Right agreement or instrument, but in no event may such post-termination period extend beyond the original expiration date of the Stock Option or Stock Appreciation


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



Right. In the absence of a specified time in the Stock Option or Stock Appreciation Right agreement or instrument, the Stock Option or Stock Appreciation Right shall remain exercisable for the applicable period and to the extent specified in Section 11.5 below.

         11.2 EFFECT OF TERMINATION OF SERVICE ON RESTRICTED STOCK AWARDS. In the event of the death or disability (as defined in Section 11.1(c)) of a Participant, all period of service and other restrictions applicable to Restricted Stock Awards then held by such Participant shall lapse, and such awards shall become fully vested and nonforfeitable. In the event of a Participant's termination of service for any other reason, any Restricted Stock Awards as to which the employment period or other restrictions have not been satisfied shall be forfeited.

         11.3 MEANING OF EMPLOYMENT. For all purposes of the 1995 Plan and any Stock Option or Stock Appreciation Right granted hereunder, "employment" shall be defined in accordance with the provisions of Section 3401(c) of the Internal Revenue Code and the regulations thereunder.

         11.4 MEANING OF CONTINUOUS STATUS. Unless otherwise specified in the Stock Option or Stock Appreciation Right agreement or instrument, so long as a Participant is either an Employee or a Director or a Consultant, he or she shall be considered to be in continuous status as an Employee, Director or Consultant, even if the person is serving in one capacity when the award is granted and subsequently changes to service in a different capacity, such as terminating employment but continuing to serve as a Consultant.

         11.5 DEFAULT PROVISIONS FOR TERMINATION OF SERVICE. In the event that the Stock Option or Stock Appreciation Right agreement or instrument do not specify the post-termination period of exercisability, the following provisions shall apply:

              (a) Subject to 11.5(f), if such termination is due to the death of the Participant, or the Participant dies within three months after such termination, or if such termination occurs after the Participant becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code), the Stock Option or Stock Appreciation Right may be exercised by the Participant (or, in the case of death, by the person to whom it is transferred by will of the laws of descent and distribution): (i) for all Incentive Stock Option grants, or for Non-Qualified Stock Option grants or Stock Appreciation Right grants made before May 22, 1997, or for Non-Qualified Stock Option grants or Stock Appreciation Right grants made on or after May 22, 1997, if, at the time of the Participant's termination, such Participant was not a Long-Term Employee, then within a period of one year after the date of death (but in no event longer than the term of the Stock Option or Stock Appreciation Right); and (ii) for grants made on or after May 22, 1997, if the Participant was a Long-Term

Employee at the time of the Participant's termination, the Non-Qualified Stock Option or Stock Appreciation Right may be exercised, to the extent it is vested as of the date of the Participant's termination, for the entire remaining term of such Stock Option or Stock Appreciation Right.

              (b) Subject to 11.5(f), if such termination occurs after the Participant becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code), the Stock Option or Stock Appreciation Right may be exercised: (i) for all Incentive Stock Option grants, or for Non-Qualified Stock Option or Stock Appreciation Right grants made before May 22, 1997, or for Non-Qualified Stock Option grants or Stock Appreciation Right grants made on or after May 22, 1997, if, at the time of the Participant's termination, such Participant was not a Long-Term Employee, then within a period of one year after the date of such termination (but in no event longer than the term of the Stock Option or Stock Appreciation Right); and (ii) for grants made on or after May 22, 1997, if the Participant is a Long-Term Employee, a Non-Qualified Stock Option or Stock Appreciation Right may be exercised to the extent it is vested as of the date of the Participant's termination for the entire remaining term of such Stock Option or Stock Appreciation Right.

              (c) Subject to 11.5(f), if such termination is due to a Reduction in Force, then, for grants on or after May 22, 1997, the Stock Option or Stock Appreciation Right shall be exercisable, to the extent vested at the time of such termination, for a period of six months from the date of such termination.

              (d) Subject to 11.5(f), if the Participant Retires, then, for grants on or after May 22, 1997, the Stock Option or Stock Appreciation Right shall be exercisable, to the extent vested at the time the Participant Retires, for the entire remaining term of such Stock Option or Stock Appreciation Right.

              (e) Subject to 11.5(f), if the Participant's employment is terminated for any reason other than those reasons covered by subsections (a) through (d) of this Section 11.5, then the Stock Option or Stock Appreciation Right shall be exercisable, to the extent vested at the time of such termination, for a period of ninety (90) days after the date of such termination.

              (f) Notwithstanding the provisions of Section 11.5(a) through (e) above:

                   (i) With respect to all grants of Stock Options or Stock Appreciation Rights occurring on or after May 22, 1997, no such grants shall be exercisable after the date of termination of employment if either the termination was for Cause, or if the former


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



Employee, Consultant or Director is then, in the sole judgement of the Company, in material breach of any contractual, statutory, fiduciary or other legal obligation to the Company.

                   (ii) In addition to the provisions of paragraph (i) above, unless otherwise provided in the Option or Stock Appreciation Right agreement, with respect to all grants of Stock Options or Stock Appreciation Rights occurring on or after March 4, 1998 (or earlier date if agreed to by the Company and the participant): (x) if at any time within six months after termination of the optionee's employment or service, the former Employee, Consultant or Director is, in the sole judgement of the Company, engaging or has engaged in any activity in competition with any activity of the Company, or harmful or contrary to the interests of the Company, including, but not limited to: accepting employment with or serving as a consultant or advisor to any employer that is in competition with the Company or acting against the interests of the Company, including employing or recruiting any Employee of the Company; or disclosing or misusing any confidential, proprietary or material information concerning the Company (such information includes, without limitation, information regarding the Company's operations, its products, product designs, business plans, strategic plans, marketing and distribution plans and arrangements, customers, and financial statements, budgets and forecasts); or participating in any hostile takeover attempt of the Company, then (I) any Options or Stock Appreciation Rights still held by the optionee shall immediately cease to be exercisable and shall be canceled, and (II) any shares issued upon exercise of Options or Stock Appreciation Rights after the date of termination of employment or service shall be sold back to the Company at the exercise price paid for such shares, and any cash received upon exercise of a Stock Appreciation Right after termination of employment or service shall be returned to the Company; (y) if the Employee, Consultant or Director leaves the employment of the Company within six months of exercising Stock Options or Stock Appreciation Rights for any reason except death, disability or retirement, then any gain represented by the fair market value on the date of exercise over the exercise price multiplied by the number of shares such individual purchased ("option gain"), without regard to any subsequent market price decrease or increase, shall be paid by such individual to the Company; and (z) shares issued upon exercise of Options or Stock Appreciation Rights after termination of employment or service shall be non-transferable until six months after such termination and shall be held in escrow by the Company until such time. The Compensation Committee, in its sole discretion, may, with respect to a particular Option or Stock Appreciation Right, omit the provisions of this paragraph (ii) or release the optionee from the operation of such provisions if the Compensation Committee determines that such action is in the best interests of the Company.

                                   SECTION 12

                      DIRECTOR STOCK AND STOCK EQUIVALENTS

         12.1 DIRECTOR STOCK AND STOCK EQUIVALENTS. Effective with the beginning of the Company's fiscal year beginning December 28, 1996, each Outside Director may receive all or a portion of his or her annual retainer and any meeting fees (which shall include any additional annual retainer or fees paid to a committee chair) in shares of Common Stock or, if elected by the Director, in Common Stock Equivalents. An election pursuant to this Section 12 must be made in writing on or before the first day of the beginning of the Outside Director's annual retainer period and shall entitle the Outside Director to a number of shares of Common Stock or Common Stock Equivalents determined by dividing (i) the dollar amount of the portion of the retainer for the fiscal period that is to be paid in shares of Common Stock or Common Stock Equivalents by (ii) the Fair Market Value of one share of Common Stock as of the last day of each such fiscal period, rounded up to the next full number of shares. In the event any person becomes an Outside Director other than at the beginning of an annual retainer period, such person may elect, within thirty (30) days of the date on which such person becomes an Outside Director, to receive his or her retainer and any meeting fees in shares of Common Stock or Common Stock Equivalents as described above for the balance of such annual retainer period in accordance with the formula set forth in the preceding sentence.

         For purposes of this Section 12, an annual retainer period shall begin on the date of an Annual Meeting of the Stockholders of the Company and shall end on the day immediately preceding the next following Annual Meeting.

         12.2 STOCK EQUIVALENTS. The number of Common Stock Equivalents determined under Section 12.1 for each Outside Director shall be credited to a bookkeeping account established in the name of that Director subject to the following terms and conditions:

              (i) If the Company pays a cash dividend with respect to the Common Stock at any time while Common Stock Equivalents are credited to an Outside Director's account, there shall be credited to the Outside Director's account additional Common Stock Equivalents equal to (a) the dollar amount of the cash dividend the Director would have received had he or she been the actual owner of the Common Stock to which the Common Stock Equivalents then credited to the Director's account relate, divided by (b) the Fair Market Value of one share of the Company's Common Stock on the dividend payment date. The Company will pay the Director a cash payment in lieu of fractional stock equivalents on the date of such dividend payment.

              (ii) Upon the death or other termination of the Outside Director's service on the Board, or, if authorized by the Committee, such other time or times as specified by the Outside Director at the time of his or her annual election(s), the Company shall deliver to the Outside Director (or his or her designated beneficiary or estate) a number of shares of Common Stock equal to the whole number of Common Stock Equivalents then credited to the Director's account, together with a cash payment equal to the Fair Market Value of any fractional Common Stock Equivalent.

              (iii) The Company's obligation with respect to Common Stock Equivalents shall not be funded or secured in any manner, nor shall an Outside Director's right to receive Common Stock equivalents be assigned or transferable, voluntarily or involuntarily, except as expressly provided herein.

              (iv) An Outside Director shall not be entitled to any voting or other stockholder rights as a result of the credit of Common Stock Equivalents to the Director's account until certificates representing shares of Common Stock are delivered to the Director (or his or her designated beneficiary or estate) hereunder.

         12.3 ELECTIONS. The Committee shall determine the form of Outside Director's elections pursuant to this Section 12, which form shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Outside Directors with respect to Common Stock and Common Stock Equivalents paid with respect to the Director's annual retainer and any meeting fees.


                                   SECTION 13

                                  MBO PAYMENTS

         13.1 PARTICIPANT ELECTION AS TO MBO PAYMENT. At such time as the Committee determines that a Participant has or may become eligible for an MBO Payment pursuant to the MBO Plan, the Committee may notify the Participant as to whether or not the Participant will be required by the Committee to, or will be given the right to elect to, accept all or a part of such MBO Payment in the form of shares of Common Stock or Common Stock Equivalents. If the Committee grants the Participant the right to elect whether to accept the MBO Payment in Common Stock or Common Stock Equivalents, then the Participant shall have ten
(10) business days after the receipt of such notice from the Committee to make such election. The Participant shall notify the Committee with respect to his or her election on such form as may be provided for this purpose by the Committee, setting forth thereon the dollar value of the portion of the MBO Payment which he or she desires to receive in shares of Common Stock or Common Stock Equivalents. If a Participant fails to make an election pursuant to this Section with respect to the mode of payment of an MBO Payment, the entire MBO Payment shall be made in cash.

         13.2 DETERMINATION OF NUMBER OF SHARES. The number of shares of Common Stock or Common Stock Equivalents that shall be issued or credited as an MBO Payment shall be determined by dividing the dollar value of the portion of the MBO Payment that is to be paid in shares of Common Stock or Common Stock Equivalents (whether as elected above or as adjusted by the Committee pursuant to Section 13.3) by the Fair Market Value of the Common Stock on the date the shares are issued or credited with respect to such Payment. No fractional shares of Common Stock or Common Stock Equivalent shall be issued or credited as a part of an MBO Payment and the value of any such fractional share that would otherwise be issued pursuant to the Participant's election shall be paid in cash.

         13.3 DECISION OF COMMITTEE. The Committee shall have the sole discretion to either accept the Participant's election with respect to the payment of an MBO Payment, in whole or in part, in shares of Common Stock or Common Stock Equivalents or to determine that a lesser portion, or none, of the MBO Payment will be made in shares of Common Stock or Common Stock Equivalents, and the Committee's determination in this regard shall be final and binding on the Participant.


                                   SECTION 14

                         TENDER OFFERS AND ACQUISITIONS

         If any person or entity (other than the Company or any person or entity that is controlled by the Company) shall make a tender offer or exchange offer for all or any part of the Common Stock or other capital shares of the Company and shall purchase any part of the Common Stock or other capital shares tendered to it, and the Board opposes or does not affirmatively recommend acceptance of such tender offer or exchange offer, then:

              (a)  all Stock Options with respect to which no Stock
Appreciation Rights have been granted, and all Stock Options with respect to which Stock Appreciation Rights have been issued (and all such related Stock Appreciation Rights) that have been outstanding for at least six months, shall become immediately exercisable in full during the remaining term thereof, whether or not the Participants to whom such options and rights have been granted remain Employees, Directors or Consultants of the Company; provided, however, that Stock Appreciation Rights shall remain subject to the requirements of Section 9.2(a) with respect to the exercise thereof only within prescribed periods after public release of Company financial information;

              (b) all restrictions with respect to outstanding Restricted Stock Awards shall immediately lapse; and

              (c) all Common Stock Equivalents shall convert into shares of Common Stock as of the date determined by the Committee.


                                   SECTION 15

                           OTHER COMMON STOCK PROGRAMS

         From time to time during the duration of the 1995 Plan, the Board may, in its sole discretion, adopt one or more incentive compensation arrangements for Eligible Employees, Directors or Consultants pursuant to which such Eligible Employees, Directors or Consultants may acquire shares of Common Stock or Common Stock Equivalents, whether by purchase, outright grant or otherwise. Any such arrangements shall be subject to the general provisions of the 1995 Plan and all shares of Common Stock or Common Stock Equivalents issued or credited pursuant to such arrangements shall be issued under the 1995 Plan if so designated by the Committee.


                                   SECTION 16

                             RIGHTS OF PARTICIPANTS

         16.1 EMPLOYMENT, DIRECTORSHIP OR CONSULTING RELATIONSHIP. Nothing contained in the 1995 Plan or in any Stock Option, Stock Appreciation Right, Restricted Stock Award or other Common Stock or Common Stock Equivalent award granted under the 1995 Plan shall confer upon any Participant any right with respect to the continuation of his or her employment, service as a director or consulting relationship with the Company or any Affiliated Corporation, or interfere in any way with the right of the Company or any Affiliated Corporation, subject to the terms of any separate agreement to the contrary, at any time to terminate such service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of a Stock Option, Stock Appreciation Right, Restricted Stock Award or other Common Stock or Common Stock Equivalent award. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of service shall be determined by the Committee at the time.


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



         16.2 NONTRANSFERABILITY. Except as otherwise approved by the Committee and set forth in the agreement between the Company and the Participant, no right or interest of any Participant in a Stock Option, a Stock Appreciation Right, a Restricted Stock Award prior to the completion of the restriction period applicable thereto, or other Common Stock or Common Stock Equivalent award granted pursuant to the 1995 Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. If permitted by applicable law (including Rule 16b-3, as amended from time to time), the Committee may (but need not) permit the transfer of Stock Options, Stock Appreciation Rights, Restricted Stock Awards and/or other Common Stock or Common Stock Equivalent awards either generally, to a limited class of persons or on a case-by-case basis. In the event of a Participant's death, a Participant's rights and interest in Stock Options, Stock Appreciation Rights, Restricted Stock Awards and other Common Stock or Common Stock Equivalent awards shall be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the 1995 Plan shall be made to, and exercise of any Stock Options or Stock Appreciation Rights may be made by, the Participant's legal representatives, heirs or legatees. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the 1995 Plan is disabled from caring for his or her affairs because of mental condition, physical condition, or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.


                                   SECTION 17

                              GENERAL RESTRICTIONS

         17.1 INVESTMENT REPRESENTATIONS. The Company may require any person to whom a Stock Option, Stock Appreciation Right, Restricted Stock Award, MBO Payment or other Common Stock or Common Stock Equivalent award is granted, as a condition of exercising such Stock Option or Stock Appreciation Right, or receiving such Restricted Stock Award, MBO Payment or other Common Stock award or Common Stock Equivalent award, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Common Stock subject to the Stock Option, Stock Appreciation Right, Restricted Stock Award, MBO Payment or Common Stock or Common Stock Equivalent award for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the

Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

         17.2 COMPLIANCE WITH SECURITIES LAWS. Each Stock Option, Stock Appreciation Right and Common Stock Equivalent shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Stock Option, Stock Appreciation Right or Common Stock Equivalent upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Stock Option, Stock Appreciation Right or Common Stock Equivalent may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

         17.3 CHANGES IN ACCOUNTING RULES. Notwithstanding any other provision of the 1995 Plan to the contrary, if, during the term of the 1995 Plan, any changes in the financial or tax accounting rules applicable to Stock Options, Stock Appreciation Rights, Restricted Stock Awards, MBO Payments or other Common Stock or Common Stock Equivalent awards shall occur that, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Company, the Committee shall have the right and power to modify as necessary, or cancel, any then outstanding and unexercised Stock Options or Stock Appreciation Rights, any then outstanding Restricted Stock Awards as to which the applicable restriction has not been satisfied and any other Common Stock awards or Common Stock Equivalent.


                                   SECTION 18

                                 OTHER BENEFITS

         The amount of any compensation deemed to be received by an Employee, Director or Consultant as a result of the exercise of a Stock Option, a Stock Appreciation Right or the sale of shares received upon such exercise or the vesting of any Restricted Stock Awards or the receipt of any other Common Stock or Common Stock Equivalent award will not constitute "earnings" with respect to which any other benefits provided by the Company or an Affiliated Corporation to such person are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.




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



                                   SECTION 19

                  PLAN AMENDMENT, MODIFICATION AND TERMINATION

         19.1 AMENDMENT OR TERMINATION. The Board, upon recommendation of the Committee or at its own initiative, at any time may terminate and at any time and from time to time and in any respect, may amend or modify the 1995 Plan. The Company shall obtain stockholder approval of any amendment to the extent necessary and desirable to comply with Applicable Laws. "Applicable Laws" means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Stock Options, Stock Appreciation Rights, Restricted Stock Awards or other Common Stock or Common Stock Equivalent awards are, or will be, granted under the 1995 Plan.

         19.2 EFFECT OF AMENDMENT. Any Stock Option, Stock Appreciation Right, Restricted Stock Award or other Common Stock or Common Stock Equivalent award granted to a Participant prior to the date the 1995 Plan is amended, modified or terminated will remain in effect according to its terms unless otherwise agreed upon by the Participant; provided, however, that this sentence shall not impair the right of the Committee to take whatever action it deems appropriate under
Section 4.3, Section 14 or Section 17.3. The termination or any modification or amendment of the 1995 Plan shall not, without the consent of a Participant, affect his or her rights under a Stock Option, Stock Appreciation Right, Restricted Stock Award or other Common Stock or Common Stock Equivalent award previously granted to him or her. With the consent of the Participant affected, the Committee may amend outstanding option agreements in a manner not inconsistent with the 1995 Plan.

         19.3 PRESERVATION OF INCENTIVE STOCK OPTIONS. The Board shall have the right to amend or modify the terms and provisions of the 1995 Plan and of any outstanding Incentive Stock Options granted under the 1995 Plan to the extent necessary to qualify any or all such Stock Options for such favorable treatment as may be afforded Incentive Stock Options under Section 422 of the Internal Revenue Code.



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



                                   SECTION 20

                                   WITHHOLDING

         20.1 WITHHOLDING REQUIREMENT. The Company's obligations to deliver shares of Common Stock upon the exercise of any Stock Option or Stock Appreciation Right granted under the 1995 Plan or upon any MBO Payment under the 1995 Plan or pursuant to any other Common Stock or Common Stock Equivalent award, shall be subject to the Participant's satisfaction of all applicable federal, state and local income and other tax withholding requirements.

         20.2 WITHHOLDING WITH COMMON STOCK. The Committee may, in its sole discretion, allow Participants to pay all or any portion of any tax withholding obligation that results from Stock Options, Stock Appreciation Rights, MBO Payments, or any other Common Stock or Common Stock Equivalent award, by electing to transfer to the Company, or to have the Company withhold from shares otherwise issuable to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. Any such withholding election shall be subject to such terms and conditions as the Committee may, from time to time, establish; provided, that, in the case of a Participant who is an officer or director of the Company within the meaning of Section 16 of the Exchange Act, then the approval by the Committee of the grant of the award shall be deemed to include approval by the Committee of the election by such Participant to utilize this withholding provision, unless otherwise specified in the agreement relating to the award.


                                   SECTION 21

                               REQUIREMENTS OF LAW

         21.1 REQUIREMENTS OF LAW. The issuance of stock and the payment of cash pursuant to the 1995 Plan shall be subject to all applicable laws, rules and regulations.

         21.2 GOVERNING LAW. The 1995 Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.




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


                                   SECTION 22

                         EFFECTIVE DATE OF THE 1995 PLAN

         22.1 EFFECTIVE DATE. The 1995 Plan is effective as of March 8, 1995, the date it was adopted by the Board of Directors of the Company, subject to the approval of the stockholders of the Company prior to the one-year anniversary of such date. Stock Options, Stock Appreciation Rights, Restricted Stock Awards and other Common Stock awards may be granted prior to stockholder approval if made subject to stockholder approval.

         22.2 DURATION OF THE 1995 PLAN. The 1995 Plan shall terminate at midnight on March 7, 2005, which is the day before the tenth anniversary of the Effective Date, and may be terminated prior thereto by Board action; and no Stock Option, Stock Appreciation Right, Restricted Stock Award or other Common Stock or Common Stock Equivalent award shall be granted after such termination. Stock Options, Stock Appreciation Rights, Restricted Stock Awards and other Common Stock and Common Stock Equivalent awards outstanding at the time of the 1995 Plan termination may continue to be exercised, or become free of restrictions, in accordance with their terms.



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                                  EXHIBIT 10.2

                         STORAGE TECHNOLOGY CORPORATION

                     PERFORMANCE-BASED INCENTIVE BONUS PLAN
                        (Effective as of January 1, 1999)

1.       PURPOSE

         The purpose of the Plan is to motivate and retain eligible employees for achievement of goals relating to the performance of the Company and, or its business units or segments. The Plan is designed to ensure that the annual bonus paid hereunder to officers of the Company is deductible under Section 162(m) of the Internal Revenue Code (the "Code"), and the regulations thereunder ("Section 162(m)").

2.       COVERED INDIVIDUALS

         Participation in the Plan is determined annually in the discretion of the Committee. In selecting participants for the Plan, the Committee will select officers of the Company and its subsidiaries who are likely to have a significant impact on the performance of the Company.

3.       ADMINISTRATION OF THE PLAN

         The Plan will be administered by the Human Resources and Compensation Committee (the "Committee") of the Board of Directors of the Company. The Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Section 162(m) of the Code.

4.       MAXIMUM BONUS AND PERFORMANCE GOALS

         The annual bonus will be paid in cash, or in shares of the Company's Common Stock (including restricted stock) or Common Stock equivalents, in lieu of cash, as the Committee, in its sole discretion, may determine from time to time. For each fiscal year, the Committee will establish: (a) the award levels for the participants, (b) the performance goals which must be achieved in order for a participant to be paid an award at specified level, and (c) the formula for determining actual awards, using the performance measures as variables.

         Each participant's potential bonus award will be stated as a percentage of his or her annual base salary. Base salary will be the participant's annual salary rate on the last day of the fiscal year.

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         The Committee may use one or more of the following performance measures in establishing performance goals for any participant for any fiscal year: (i) net after-tax income; (ii) total annual revenue; (iii) earnings per share; (iv) stockholder value add objectives; (v) customer satisfaction objectives; (vi) product and solution development and introduction time; (vii) return on equity;
(viii) return on assets; (ix) market penetration; (x) product and services quality and reliability measurements; (xi) employee development and training objectives; (xii) operating expenses; (xiii) product sales margins; (xiv) operating profit; (xv) employee satisfaction objectives; and (xvi) individual performance objectives. The Committee may select performance goals that differ from participant to participant and may select performance goals that apply on a corporate basis, or business unit or segment basis.

         No bonus in excess of $3 million will be paid to any one officer pursuant to the Plan. The Committee may reduce or entirely eliminate all bonus payments under the Plan for any year, or any participant's bonus for any year in its sole discretion.

5.       PAYMENT OF BONUS

         No bonus will be paid unless and until the Committee has certified in writing that the performance goals have been satisfied. The payment of a bonus for any given fiscal year requires that the participant be on the Company's payroll as of the date that the Committee determines that the performance goals were achieved as to all participants in the Plan. However, the Committee may make exceptions to this requirement in the case of death, retirement, or disability, or such other circumstances as the Committee may determine.

6.       AMENDMENT AND TERMINATION

         The Committee reserves the right to amend or terminate the Plan at any time without stockholder approval, except to the extent stockholder approval may be required to ensure the Plan's qualification under Section 162(m) of the Code, as in effect from time to time.



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